Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: BONANZA CREEK ENERGY, INC., et al., Debtors.[1]	) ) ) ) ) ) )	Chapter 11 Case No. 17-10015 (KJC) Jointly Administered
)

DEBTORS’ THIRD AMENDED JOINT PREPACKAGED PLAN OF
REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

DAVIS POLK & WARDWELL LLP
450 Lexington Avenue
New York, New York 10017
Telephone: (212) 450-4000

Facsimile: (212) 607-7983
Marshall S. Huebner

Brian M. Resnick

Adam L. Shpeen

Counsel to the Debtors
and Debtors in Possession

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Telephone: (302) 651-7700

Facsimile: (302) 651-7701

Mark D. Collins (No. 2981)

Amanda R. Steele (No. 5530)

Brendan J. Schlauch (No. 6115)

Counsel to the Debtors
and Debtors in Possession

Dated:	April 6, 2017

Wilmington, Delaware

1 The Debtors and debtors in possession in these cases and the last four digits of their respective Employer Identification Numbers are: Bonanza Creek Energy, Inc. (0631), Bonanza Creek Energy Operating Company, LLC (0537), Bonanza Creek Energy Resources, LLC (6378), Holmes Eastern Company, LLC (5456), Rocky Mountain Infrastructure, LLC (6659), Bonanza Creek Energy Upstream LLC (6378) and Bonanza Creek Energy Midstream, LLC (6378). The Debtors’ mailing address is 410 17th Street, Suite 1400, Denver, Colorado 80202.

Table of Contents

Schedules

Schedule 9.2(a):	Executory Contracts and Unexpired Leases to Be Assumed
Schedule 9.2(b):	Executory Contracts and Unexpired Leases to Be Rejected

Introduction

Pursuant to section 1121(a) of the Bankruptcy Code,2 the Debtors in the above-captioned jointly administered Chapter 11 Cases respectfully propose the Plan. The Debtors are the proponents of the Plan under section 1129 of the Bankruptcy Code. The Plan contemplates the reorganization of the Debtors and the resolution of all outstanding Claims against, and Interests in, the Debtors.

Pursuant to section 1125(g) of the Bankruptcy Code, votes to accept or reject a plan of reorganization may be solicited from holders of Claims or Interests entitled to vote on a plan if such solicitation complies with applicable nonbankruptcy law and if such holder was solicited before the commencement of the Chapter 11 Cases in a manner complying with applicable nonbankruptcy law. The Disclosure Statement that accompanies the Plan contains, among other things, a discussion of the Debtors’ history, businesses, properties and operations, projections for those operations, risk factors associated with the Debtors’ businesses and the Plan, and a summary and analysis of the Plan and certain related matters.

Article 1
Definitions and Rules of Interpretation

Section 1.1. Definitions

Unless the context requires otherwise, the following terms used in the Plan shall have the following meanings:

1.	“5¾% Senior Notes” means those certain 5¾% senior notes due 2023 issued in the aggregate principal amount of $300,000,000 pursuant to the 5¾% Senior Notes Indenture.

2.	“5¾% Senior Notes Guarantee Claim” means a Claim asserted against a Subsidiary Debtor by a holder of, and on account of, a 5¾% Senior Note.

3.	“5¾% Senior Notes Indenture” means that certain indenture, dated as of July 18, 2014, by and among Bonanza Creek, Delaware Trust Company, as trustee (as successor to Wells Fargo Bank, National Association), as the same may be amended, supplemented, revised or modified from time to time.

4.	“5¾% Senior Notes Parent Claim” means a Claim asserted against Bonanza Creek by a holder of, and on account of, a 5¾% Senior Note.

5.	“5¾% Senior Notes Trustee” means Delaware Trust Company, solely in its capacity as indenture trustee under the 5¾% Senior Notes Indenture.

2 Capitalized terms shall have the meanings ascribed to them in Section 1.1 of the Plan.

6.	“6¾% Senior Notes” means those certain 6¾% senior notes due 2021 issued in the aggregate principal amount of $500,000,000 pursuant to the 6¾% Senior Notes Indenture.

7.	“6¾% Senior Notes Guarantee Claim” means a Claim asserted against a Subsidiary Debtor by a holder of, and on account of, a 6¾% Senior Note.

8.	“6¾% Senior Notes Indenture” means that certain indenture, dated as of April 9, 2013, by and among Bonanza Creek, each of the guarantors party thereto, Delaware Trust Company, as trustee (as successor to Wells Fargo Bank, National Association), as the same may be amended, supplemented, revised or modified from time to time.

9.	“6¾% Senior Notes Parent Claim” means a Claim asserted against Bonanza Creek by a holder of, and on account of, a 6¾% Senior Note.

10.	“6¾% Senior Notes Trustee” means Delaware Trust Company, solely in its capacity as indenture trustee under the 6¾% Senior Notes Indenture.

11.	“Adequate Protection Obligations” means the Claims and other payment obligations granted or incurred by the Debtors pursuant to the Final Cash Collateral Order, for the benefit of the RBL Lenders, as adequate protection of the RBL Lenders’ interests in the Prepetition Collateral, including the Cash Collateral (each as defined therein).

12.	“Administrative Expense Claim” means a Claim against any of the Debtors for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(2) of the Bankruptcy Code, including, but not limited to, Professional Fee Claims, the Backstop Fee and the Termination Fee (as defined in the Backstop Agreement).

13.	“Administrative Expense Claim Bar Date” means the date that is 30 calendar days after the Effective Date.

14.	“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

15.	“Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, by a Final Order, or by agreement, as applicable. For the avoidance of doubt, (a) there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan, and (b) Unimpaired Claims shall be Allowed to the same extent that such Claims would be allowed under applicable nonbankruptcy law.

16.	“Assumption Effective Date” means the date upon which the assumption of an executory contract or unexpired lease under the Plan is deemed effective, which in no case shall be later than the Effective Date unless otherwise agreed to by the relevant Assumption Party.

17.	“Assumption Party” means a counterparty to an executory contract or unexpired lease to be assumed and/or assigned by the applicable Debtor under the Plan.

18.	“Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code

19.	“Backstop Agreement” means that certain Backstop Commitment Agreement to be entered into by Bonanza Creek and the Backstop Parties.

20.	“Backstop Fee” means the Commitment Premium (as defined in the Backstop Agreement) to be paid to the Backstop Parties on the Effective Date in the form of New Common Stock pursuant to the Backstop Agreement.

21.	“Backstop Parties” means those parties that agree to backstop the Rights Offering pursuant to the Backstop Agreement, each in its respective capacity as such.

22.	“Ballot” means the voting form distributed to each holder of an Impaired Claim entitled to vote on the Plan, on which the holder is to indicate acceptance or rejection of the Plan in accordance with the Voting Instructions and make any other elections or representations required pursuant to the Plan.

23.	“Bankruptcy Code” means title 11 of the United States Code, as now in effect or hereafter amended, to the extent applicable to the Chapter 11 Cases.

24.	“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, and, with respect to withdrawal of any reference under section 157 of title 28 of the United States Code and/or order of a district court pursuant to section 157(a) of title 28 of the United States Code with respect to the Chapter 11 Cases, the United States District Court for the District of Delaware.

25.	“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, each as now in effect or as hereafter amended, to the extent applicable to the Chapter 11 Cases.

26.	“Beneficial Ballots” means the ballots upon which Beneficial Holders shall indicate to Nominees their acceptance or rejection of the Plan in accordance with the Voting Instructions.

27.	“Beneficial Holder” means, with respect to any security, the Entity having the Beneficial Ownership of such security.

28.	“Beneficial Ownership” means, with respect to any security, “beneficial ownership” of such security as determined pursuant to Rule 13d-3 of the Exchange Act.

29.	“Board” means, as of any date prior to the Effective Date, Bonanza Creek’s then-existing board of directors, including any duly formed committee thereof.

30.	“Bonanza Creek” means Bonanza Creek Energy, Inc.

31.	“Bonanza Creek Operating” means Bonanza Creek Energy Operating Company, LLC.

32.	“Business Day” means any day other than a Saturday, a Sunday, a “legal holiday” (as defined in Bankruptcy Rule 9006(a)) or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

33.	“Cash” means legal tender of the United States of America or equivalents thereof, including, without limitation, payment in such tender by check, wire transfer or any other customary payment method.

34.	“Cause of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

35.	“Chapter 11 Cases” means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on or after the Petition Date (and not otherwise dismissed), currently pending in the Bankruptcy Court with the case numbers as set forth in Schedule A to the Plan, that are jointly administered in the case styled In re Bonanza Creek Energy, Inc., et al., Case No. 17-10015 (KJC).

36.	“Claim” means a “claim” as defined in section 101(5) of the Bankruptcy Code.

37.	“Claims Objection Deadline” means 11:59 p.m. (prevailing Eastern Time) on the 365th calendar day after the Effective Date, subject to further extensions and/or exceptions as may be ordered by the Bankruptcy Court.

38.	“Class” means any group of Claims or Interests classified by the Plan pursuant to section 1122(a) of the Bankruptcy Code.

39.	“Collateral” means any property or interest in property of any Debtor subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance and is not otherwise invalid under the Bankruptcy Code or other applicable law.

40.	“Commitment Equity” means the New Common Stock issued pursuant to this Plan and transferred to the Equity Commitment Parties on the Effective Date pursuant to the Commitment Agreement attached as an exhibit to the Equity Commitment Settlement Agreement, which New Common Stock shall be subject to dilution by the Warrants and the Management Incentive Plan (but not by the New Common Stock issued pursuant to the Rights Offering and the Equity Commitment).

41.	“Confirmation” means confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

42.	“Confirmation Date” means the date on which the Confirmation Order is entered by the Bankruptcy Court on its docket.

43.	“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

44.	“Confirmation Order” means the order of the Bankruptcy Court entered pursuant to section 1129 of the Bankruptcy Code confirming the Plan in form and substance reasonably acceptable to the Required Supporting Noteholders.

45.	“Contingent” means, when used in reference to a Claim, any Claim, the liability for which attaches or is dependent upon the occurrence or happening of, or is triggered by, an event that has not yet occurred as of the date on which such Claim is sought to be estimated or on which an objection to such Claim is filed, whether or not such event is within the actual or presumed contemplation of the holder of such Claim and whether or not a relationship between the holder of such Claim and the applicable Debtor now or hereafter exists or previously existed.

46.	“Creditor” means any holder of a Claim against any of the Debtors.

47.	“Cure” means a distribution made by the Reorganized Debtors following the Effective Date pursuant to an executory contract or unexpired lease assumed under section 365 or 1123 of the Bankruptcy Code (i) in an amount equal to the Proposed Cure (including if such Proposed Cure is zero dollars) or (ii) if a Treatment Objection is filed with respect to the applicable Proposed Cure, then in an amount equal to the unpaid monetary obligations owing by the applicable Debtor and required to be paid pursuant to section 365(b) of the Bankruptcy Code, as may be (x) determined by Final Order or (y) otherwise agreed upon by such Debtor and the applicable Assumption Party, which agreement shall be reasonably acceptable to the Required Supporting Noteholders.

48.	“D&O Liability Insurance Policies” means all insurance policies for directors’, managers’ and officers’ liability (including employment practices liability and fiduciary liability) maintained by the Debtors prior to the Effective Date, including as such policies may extend to employees, and any such policies that are “tail” policies.

49.	“Debtors” means Bonanza Creek Energy, Inc., Bonanza Creek Energy Operating Company, LLC, Bonanza Creek Energy Resources, LLC, Holmes Eastern Company, LLC, Rocky Mountain Infrastructure, LLC, Bonanza Creek Energy Upstream LLC, and Bonanza Creek Energy Midstream, LLC. To the extent that the context requires any reference to the Debtors after the Effective Date, Debtors shall mean the Reorganized Debtors.

50.	“Debtors’ Case Information Website” means the website to be established by the Solicitation and Claims Agent after the Petition Date that will contain information regarding the Chapter 11 Cases.

51.	“Disallowed” means, when used in reference to a Claim, all or that portion, as applicable, of any Claim against any Debtor that has been disallowed under the Plan, the Bankruptcy Code, applicable law, or by a Final Order.

52.	“Disbursing Agent” means Reorganized Bonanza Creek or any Person or Entity designated or retained by the Reorganized Debtors, in their sole discretion and without the need for any further order of the Bankruptcy Court, to serve as disbursing agent under the Plan.

53.	“Disclosure Statement” means the disclosure statement relating to the Plan, including all exhibits, appendices and schedules thereto, as amended, supplemented or modified from time to time.

54.	“Disputed” means, when used in reference to a Claim, any Claim against any of the Debtors or any portion thereof that is neither an Allowed Claim nor a Disallowed Claim.

55.	“Disputed Claims Reserve” means a reserve of Warrants, New Common Stock, Subscription Rights, and Cash, in the same proportions and amounts as provided for in the Plan, that may be funded on or after the Effective Date pursuant to Section 8.4(b) hereof.

56.	“Distribution Date” means any of (i) the Initial Distribution Date, (ii) each Interim Distribution Date and (iii) the Final Distribution Date.

57.	“Distribution Record Date” means the Confirmation Date or, with respect to securities held by DTC, the Initial Distribution Date.

58.	“DTC” means The Depository Trust Company.

59.	“Effective Date” means the Business Day selected by the Debtors, in consultation with the Required Supporting Noteholders, that is (i) on or after the Confirmation Date and on which date no stay of the Confirmation Order is in effect and (ii) on or after the date on which the conditions to effectiveness of the Plan specified in Section 12.2 of the Plan have been either satisfied or waived as set forth herein.

60.	“Emergence Grants” has the meaning assigned to it in the Management Incentive Plan.

61.	“Employment Agreements” has the meaning set forth in Section 9.3(d) of the Plan.

62.	“Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

63.	“Equity Commitment Parties” means those certain equity security holders identified in the Amended Joint Verified Statement of Brown Rudnick LLP and Chipman Brown Cicero & Cole LLP Pursuant to Bankruptcy Rule 2019 [D.I. 142].

64.	“Equity Commitment Settlement Agreement” means that certain Settlement Agreement, dated as of April 6, 2017, by and among the Debtors and each of the Equity Commitment Parties.

65.	“Equity Release Consent Notice” means the notice distributed to each holder of Existing Equity Interests that provides such holder the option to not be a Releasing Party under Section 11.8 of the Plan and forgo the consideration or distributions set forth in Section 3.2(g) of the Plan.

66.	“Estate” means, individually, the estate of each of the Debtors and collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

67.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

68.	“Excluded Parties” means, collectively, any holder of Interests in or Claims against any Debtor, or any other Person, that (i) seeks any relief materially adverse to the Restructuring Transactions, (ii) opts out of any third-party releases sought in connection with the Plan, or (iii) objects to the Plan or supports an objection to the Plan.

69.	“Exculpated Parties” means, collectively, the Debtors and their subsidiaries, affiliates, current and former officers and directors, principals, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and all other retained Professionals.

70.	“Existing Equity Interests” means all Interests in Bonanza Creek immediately prior to the commencement of Bonanza Creek’s Chapter 11 Case, including all equity, warrants, options and common shares.

71.	“Exit RBL Facility” means the amended credit facility agreed to by the Exit RBL Lenders and filed in the Plan Supplement.

72.	“Exit RBL Facility Agent” means the administrative agent under the Exit RBL Facility.

73.	“Exit RBL Facility Documents” means all loan, security and other documents and filings, in each case related to the Exit RBL Facility, which terms shall be acceptable to the Exit RBL Lenders and reasonably acceptable to the Required Supporting Noteholders.

74.	“Exit RBL Facility Lender” means any lender party to the Exit RBL Facility.

75.	“Fee Escrow Account” means an interest-bearing account in an amount equal to the total estimated amount of Professional Fee Claims and funded by the Debtors on the Effective Date.

76.	“Final Cash Collateral Order” means the Final Order Pursuant to Bankruptcy Code Sections 105(a), 361, 362, 363, 503, and 507, Bankruptcy Rules 2002, 4001, 6004 and 9014, and Local Rule 4001-2 (I) Authorizing Debtors to Use Cash Collateral; (II)

Granting Adequate Protection to Prepetition Secured Parties; (III) Modifying Automatic Stay; and (IV) Granting Related Relief entered on January 30, 2017 [Dkt. No. 210].

77.	“Final Distribution Date” means a date selected by the Reorganized Debtors in their sole discretion that is no earlier than 20 calendar days after the date on which all Disputed General Unsecured Claims and Disputed Unsecured Trade Claims have become either Allowed Claims or Disallowed Claims.

78.	“Final Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction that has been entered on the docket in the Chapter 11 Cases (or the docket of such other court) that is not subject to a stay and has not been modified, amended, reversed or vacated and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing pursuant to Bankruptcy Rule 9023 has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired.

79.	“FT Agreement Claim” means, collectively, the NGL FT Agreement Claim and the Silo FT Agreement Claim.

80.	“General Unsecured Claim” means Notes Claims, Rejection Claims and FT Agreement Claims.

81.	“Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

82.	“Impaired” means, when used in reference to a Claim, any Claim against any of the Debtors that is impaired within the meaning of section 1124 of the Bankruptcy Code.

83.	“Indemnification Obligation” means any obligation of any Debtor to indemnify directors, officers or employees of any of the Debtors who served in such capacity, with respect to or based upon any act or omission taken or omitted in any of such capacities, or for or on behalf of any Debtor, whether pursuant to agreement, the Debtors’ respective articles or certificates of incorporation, corporate charters, bylaws, operating agreements or similar corporate documents or other applicable contract or law in effect as of the Effective Date.

84.	“Indentures” means the 5¾% Senior Notes Indenture and the 6¾% Senior Notes Indenture.

85.	“Indenture Trustees” means, collectively, the 5¾% Senior Notes Trustee and the 6¾% Senior Notes Trustee.

86.	“Initial Distribution Date” means a date selected by the Reorganized Debtors that is on or as soon as reasonably practicable after the Effective Date, which shall be the date on which initial distributions under the Plan are made.

87.	“Insurance Plans” means the Debtors’ insurance policies and any agreements, documents or instruments relating thereto entered into before the Petition Date.

88.	“Intercompany Claim” means any Claim by a Debtor against another Debtor.

89.	“Intercompany Contract” means a contract solely between two or more Debtors entered into before the Petition Date.

90.	“Interest” means any equity security within the meaning of section 101(16) of the Bankruptcy Code, including, without limitation, all issued, unissued, authorized or outstanding limited liability company membership interests (including common and preferred) or other equity interests, together with any warrants, options, convertible securities, liquidating preferred securities or contractual rights to purchase or acquire any such equity interests at any time and all rights arising with respect thereto.

91.	“Interim Distribution Date” means the date that is no later than 180 calendar days after the Initial Distribution Date or the most recent Interim Distribution Date thereafter, which shall be the date on which interim distributions under the Plan are made, with such periodic Interim Distribution Dates occurring until the Final Distribution Date has occurred, it being understood that the Reorganized Debtors may increase the frequency of Interim Distribution Dates in their sole discretion as circumstances warrant.

92.	“Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code.

93.	“Local Rules” means the Local Bankruptcy Rules of the United States Bankruptcy Court for the District of Delaware.

94.	“LTIP” has the meaning set forth in Section 9.3(d) of the Plan.

95.	“Management Incentive Plan” means the management incentive plan that provides for the issuance of up to 10% of the New Common Stock on a fully diluted basis in the form of options and/or other equity-based compensation to management and directors of Reorganized Bonanza Creek as determined by the New Board, which shall be substantially in the form set forth in the Plan Supplement.

96.	“Master Ballots” means the master ballots upon which the Nominees of Beneficial Holders shall reflect the acceptances and rejections of the Plan by their respective Beneficial Holders in accordance with the Voting Instructions.

97.	“New Board” means the board of directors of Reorganized Bonanza Creek on the Effective Date as specified in Section 10.3 hereof.

98.	“New Bylaws” means the bylaws of Reorganized Bonanza Creek, which shall be substantially in the form set forth in the Plan Supplement.

99.	“New Certificate of Incorporation” means the certificate of incorporation of Reorganized Bonanza Creek, which shall be substantially in the form set forth in the Plan Supplement.

100.	“New Common Stock” means the shares of common stock, par value $.01 per share, of Reorganized Bonanza Creek to be authorized and issued hereunder or for purposes specified herein, which shall be entitled to a single vote per share on all matters on which the New Common Stock is entitled to vote.

101.	“New Equity Securities” means, collectively, the New Common Stock and the Warrants.

102.	“New NGL Agreement” means that certain new crude oil purchase and sale agreement by and between the Reorganized Debtors and NGL to be entered into on the Effective Date, the material terms of which shall be contained in the Plan Supplement.

103.	“NGL” means NGL Crude Logistics, LLC.

104.	“NGL FT Agreement” means that certain Agreement Regarding the Term Purchase of Crude Oil from Bonanza Creek Energy Operating Company, LLC to NGL Crude Logistics, LLC, dated October 1, 2014, by and between NGL Crude Logistics, LLC and Bonanza Creek Energy Operating Company, LLC, as may be amended, restated, supplemented or modified from time to time.

105.	“NGL FT Agreement Claim” means any and all Claims of NGL Crude Logistics, LLC against Bonanza Creek Energy Operating Company, LLC, arising out of or related to the NGL FT Agreement including, for the avoidance of doubt, any Contingent and/or Unliquidated Claim.

106.	“Nominee” means any broker, dealer, commercial loans institution, financial institution or other nominee (or its mailing agent) in whose name securities are registered or held of record on behalf of a Beneficial Holder.

107.	“Notes” means, collectively, the 5¾% Senior Notes and the 6¾% Senior Notes.

108.	“Notes Claims” means, collectively, the Notes Parent Claims and the Notes Guarantee Claims.

109.	“Notes Guarantee Claims” means, collectively, the 5¾% Senior Notes Guarantee Claims and the 6¾% Senior Notes Guarantee Claims.

110.	“Notes Parent Claims” means, collectively, the 5¾% Senior Notes Parent Claims and the 6¾% Senior Notes Parent Claims.

111.	“Notice of Intent to Assume or Reject” means a notice delivered by the Debtors or by the Reorganized Debtors pursuant to Article 9 of the Plan stating an intent to assume or reject an executory contract or unexpired lease and including a proposed Assumption Effective Date or Rejection Effective Date, as applicable, and, if applicable, a Proposed Cure and/or a statement of proposed assignment.

112.	“Other Priority Claim” means a Claim against any Debtor, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment pursuant to section 507(a) of the Bankruptcy Code.

113.	“Other Secured Claim” means any Secured Claim against any Debtor or portion thereof, and for the avoidance of doubt, excluding Priority Claims and RBL Credit Facility Secured Claims.

114.	“Person” means a “person” as defined in section 101(41) of the Bankruptcy Code.

115.	“Petition Date” means, with respect to a Debtor, the date on which such Debtor commenced its Chapter 11 Case.

116.	“Plan” means this Third Amended Joint Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code, including the Plan Supplement and all exhibits, supplements, appendices and schedules to any of the foregoing, as any of them may be amended or modified from time to time hereunder or in accordance with applicable law.

117.	“Plan Documents” means the agreements, instruments and documents to be executed, delivered, assumed and/or performed in conjunction with the consummation of the Plan on and after the Effective Date, including, without limitation, those contained in the Plan Supplement.

118.	“Plan Supplement” means, collectively, the documents, agreements, instruments, schedules and exhibits and forms thereof, each in form and substance reasonably acceptable to the Required Supporting Noteholders and the RBL Lenders, to the extent of the terms of any restructuring support agreement between the RBL Lenders and the Debtors, to be filed as specified in Section 15.4 of the Plan as the Plan Supplement, as each such document, agreement, instrument, schedule and exhibit and form thereof may be altered, restated, modified or replaced from time to time, including subsequent to the filing of any such documents. Each such document, agreement, instrument, schedule or exhibit or form thereof is referred to herein as a “Plan Supplement.” For the avoidance of doubt, Schedules 9.2(a) and 9.2(b) hereto shall not be deemed to be included in the “Plan Supplement.”[3]

119.	“Priority Claims” means, collectively, Priority Tax Claims and Other Priority Claims.

120.	“Priority Tax Claim” means a Claim (whether secured or unsecured) of a Governmental Unit against any Debtor entitled to priority pursuant to section 507(a)(8) or specified under section 502(i) of the Bankruptcy Code.

121.	“Professional” means a person retained in the Chapter 11 Cases by separate Bankruptcy Court order pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise.

3 The Plan Supplement may include, among other documents, the following: (i) the organizational documents of the Reorganized Debtors; (ii) the form or material terms of the Exit RBL Facility Documents; (iii) the form of Warrant Agreement and (iv) the identity and affiliations of each director and officer of the Reorganized Debtors.

122.	“Professional Fee Claims” means an Administrative Expense Claim of a Professional against any Debtor for compensation for services rendered or reimbursement of costs, expenses or other charges and disbursements incurred during the period from the Petition Date through and including the Confirmation Date.

123.	“Proof of Claim” means a proof of claim against a Debtor filed by a holder of a Claim against any Debtor.

124.	“Proposed Cure” means, for a particular executory contract or unexpired lease, the consideration that the Debtors propose, in consultation with the Required Supporting Noteholders (which may be zero or some amount greater than zero) on a Notice of Intent to Assume or Reject as full satisfaction of the Debtors’ obligations with respect to such executory contract or unexpired lease pursuant to section 365(b) of the Bankruptcy Code.

125.	“Ratable Share” means, as of a date certain:

(i)	For an Allowed RBL Credit Facility Secured Claim, the ratio of such Allowed RBL Credit Facility Secured Claim to the aggregate amount of all Allowed RBL Credit Facility Secured Claims as of such date.

(ii)	For an Allowed General Unsecured Claim against a Debtor, the ratio of such Allowed General Unsecured Claim to the aggregate amount of all Allowed General Unsecured Claims against such Debtor as of such date.

(iii)	For an Allowed Existing Equity Interest, the ratio of such Allowed Existing Equity Interest to the aggregate amount of all Allowed Existing Equity Interests as of such date.

126.	“RBL Agent” means KeyBank National Association, solely in its capacity as administrative agent and issuing lender under the RBL Credit Facility.

127.	“RBL Credit Agreement” means the Credit Agreement dated as of March 29, 2011, as amended, restated, supplemented or otherwise modified from time to time, among Bonanza Creek, as borrower, the RBL Agent, as administrative agent, and the RBL Lenders.

128.	“RBL Credit Facility” means the credit facility under the RBL Credit Agreement.

129.	“RBL Credit Facility Secured Claim” means a Claim of the RBL Agent or any RBL Lender against a Debtor arising out of or related to the RBL Credit Facility including, for the avoidance of doubt, any Contingent and/or Unliquidated Claim.

130.	“RBL Lender” means any lender from time to time party to the RBL Credit Agreement, solely in its capacity as such.

131.	“RBL Transaction Documents” means the RBL Credit Agreement and the other Loan Documents (as defined in the RBL Credit Agreement).

132.	“Reinstated” or “Reinstatement” means (i) leaving unaltered the legal, equitable and contractual rights to which a Claim or Interest entitles the holder thereof so as to leave such Claim or Interest Unimpaired in accordance with section 1124 of the Bankruptcy Code or (ii) notwithstanding and without giving effect to any contractual provision or applicable law that entitles a Creditor to demand or receive accelerated payment of a Claim after the occurrence of a default, (A) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, (B) reinstating the maturity of such Claim as such maturity existed before such default, (C) compensating the Creditor for any damages incurred as a result of any reasonable reliance by such Creditor on such contractual provision or such applicable law and (D) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Creditor.

133.	“Rejection Bar Date” means the deadline for filing Proofs of Claim arising from the rejection of an executory contract or unexpired lease pursuant to the Plan, which deadline shall be 30 calendar days after the Debtors serve notice of the entry of an order (including, without limitation, the Confirmation Order) approving the rejection of such executory contract or unexpired lease.

134.	“Rejection Claim” means a Claim against any Debtor under section 502(g) of the Bankruptcy Code.

135.	“Rejection Effective Date” means the date upon which the rejection of an executory contract or unexpired lease under the Plan is deemed effective.

136.	“Rejection Party” means a counterparty to an executory contract or unexpired lease to be rejected by the Debtors under the Plan.

137.	“Released Parties” means, in each case excluding the Excluded Parties, (i) the Debtors; (ii) the Reorganized Debtors; (iii) the RBL Agent; (iv) the RBL Lenders; (v) the Exit RBL Facility Lenders; (vi) the Exit RBL Facility Agent; (vii) holders of Notes Claims; (viii) the Indenture Trustees; (ix) NGL; (x) NGL Energy Partners LP; (xi) the Equity Commitment Parties; and (xii) as to each of the foregoing Entities in clauses (i) through (xi), each such Entity’s predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, and their current and former officers, directors, managers, partners, principals, shareholders, members, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other Professionals (in each case as to the foregoing Entities in clauses (i) through (xi), solely in their capacity as such).

138.	“Releasing Parties” has the meaning set forth in Section 11.8 of the Plan.

139.	“Reorganized Bonanza Creek” means Bonanza Creek and any successor thereto, whether by merger, consolidation or otherwise, on and after the Effective Date.

140.	“Reorganized Debtors” means the Debtors and any successors thereto, whether by merger, consolidation or otherwise, on and after the Effective Date.

141.	“Reorganized Subsidiary Debtors” means the Reorganized Debtors other than Reorganized Bonanza Creek.

142.	“Reorganized Subsidiary Debtors’ Operating Agreements” means the operating agreements of the Reorganized Subsidiary Debtors that are corporations.

143.	“Reorganized Subsidiary Debtors’ Certificates of Formation” means the certificates of formation of the Reorganized Subsidiary Debtors or, if any Reorganized Subsidiary Debtor is merged into another Entity pursuant to, as applicable, the Restructuring Transactions, then the surviving Entity of such merger.

144.	“Required Supporting Noteholders” has the meaning given to it in the Restructuring Support Agreement.

145.	“Restructuring Support Agreement” means the Restructuring Support and Lock-Up Agreement (as amended, supplemented or otherwise modified from time to time) by and among Bonanza Creek, the Guarantors (as defined therein), NGL, NGL Energy Partners LP, and the Supporting Noteholders party thereto from time to time, dated as of December 23, 2016.

146.	“Restructuring Transactions” means those transactions described in Section 5.5 of the Plan.

147.	“Rights Offering” means that certain rights offering pursuant to which certain holders of General Unsecured Claims are entitled to receive Subscription Rights to acquire New Common Stock in accordance with the Rights Offering Procedures.

148.	“Rights Offering Equity” means, collectively, the (a) New Common Stock distributed in connection with the Rights Offering upon exercise of the Subscription Rights and (b) Commitment Equity.

149.	“Rights Offering Procedures” means the procedures for the implementation of the Rights Offering approved by the Bankruptcy Court in the form attached to the Disclosure Statement as Appendix F.

150.	“Section 510(b) Claim” means a Claim or Cause of Action against any of the Debtors (i) arising from rescission of a purchase or sale of shares, notes or any other securities of any of the Debtors or an Affiliate of any of the Debtors, (ii) for damages arising from the purchase or sale of any such security, (iii) for violations of the securities laws, misrepresentations or any similar Claims related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, (iv) for reimbursement, contribution or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including Claims based upon allegations that the Debtors made false and misleading statements or engaged in other deceptive acts in connection with the offer or sale of securities or (v) for attorneys’ fees, other charges or costs incurred on account of any of the foregoing Claims or Causes of Action.

151.	“Secured Claim” means a Claim: (a) secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

152.	“Securities Act” means the Securities Act of 1933, as amended.

153.	“Servicer” means an indenture trustee, owner trustee, pass-through trustee, subordination agent, agent, servicer or any other authorized representative of Creditors recognized by the Debtors or the Reorganized Debtors.

154.	“Settlement Consideration” means the consideration transferred to the holders of Existing Equity Interests in exchange for the release by such holders of the Released Parties, consisting of (i) 4.5% of the New Common Stock, subject to dilution by the Management Incentive Plan, Warrants and the Rights Offering Equity and (ii) the Warrants.

155.	“Severance Plan” has the meaning set forth in Section 9.3(d) of the Plan.

156.	“Silo FT Agreement” means that certain Agreement Regarding the Term Purchase of Crude Oil to Silo Energy, LLC, dated as of October 8, 2014, by and between Silo Energy, LLC and Bonanza Creek Energy Operating Company, LLC, as may be amended, restated, supplemented or modified from time to time.

157.	“Silo FT Agreement Claim” means any and all Claims of Silo Energy, LLC against Bonanza Creek Energy Operating Company, LLC, arising out of or related to the Silo FT Agreement including, for the avoidance of doubt, any Contingent and/or Unliquidated Claim.

158.	“Silo Order” means the Order (i) Approving the Stipulation by and Among Debtors, Ad Hoc Committee of Unsecured Noteholders and Silo Energy, LLC and (ii) Granting Related Relief [D.I. 360] entered by the Bankruptcy Court on March 10, 2017.

159.	“Silo Stipulation” means the Stipulation by and Among Debtors, Ad Hoc Committee of Unsecured Noteholders and Silo Energy, LLC, dated as of February 1, 2017 and approved by the Bankruptcy Court pursuant to the Silo Order.

160.	“Solicitation and Claims Agent” means the Debtors’ solicitation agent, Prime Clerk LLC, which is located at 830 3rd Avenue, 9th Floor, New York, New York 10022.

161.	“STIP” has the meaning set forth in Section 9.3(d) of the Plan.

162.	“Subscription Expiration Deadline” has the meaning assigned to it in the Rights Offering Procedures.

163.	“Subscription Rights” means the subscription rights to acquire New Common Stock offer in accordance with the Rights Offering Procedures.

164.	“Subsidiary Debtors” means, collectively, each of the Debtors except Bonanza Creek.

165.	“Supporting Noteholders” has the meaning given to it in the Restructuring Support Agreement.

166.	“Surety Bonds” means the surety bonds provided by the Debtors to third parties, pursuant to state and federal law, to secure the Debtors’ payment or performance of certain other obligations, including obligations owed to state or federal agencies, contractual obligations and obligations required by law.

167.	“Transfer” means as to any security or the right to receive a security or to participate in any offering of any security (each, a “security” for purposes of this definition), the sale, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, participation in or other disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer, constructive sale or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing and whether or not directly or indirectly, to effect any of the foregoing. The term “constructive sale” for purposes of this definition means a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any transaction that has substantially the same effect as any of the foregoing.

168.	“Treatment Objection” means an objection to the Debtors’ proposed assumption or rejection of an executory contract or unexpired lease pursuant to the provisions of the Plan (including an objection to the proposed Assumption Effective Date or Rejection Effective Date, the Proposed Cure and/or any proposed assignment, but not including an objection to any Rejection Claim) that is properly filed with the Bankruptcy Court and served in accordance with the Local Rules by the applicable Treatment Objection Deadline.

169.	“Treatment Objection Deadline” means the deadline for filing and serving a Treatment Objection, which deadline shall be 4:00 p.m. (prevailing Eastern Time) on, (i) for an executory contract or unexpired lease listed on Schedule 9.2(a) or 9.2(b) hereof, the 14th calendar day after the relevant schedule is filed and notice thereof is mailed, (ii) for an executory contract or unexpired lease the proposed treatment of which has been altered by an amended or supplemental Schedule 9.2(a) or 9.2(b), the 14th calendar day after such amended or supplemental schedule is filed and notice thereof is mailed, (iii) for an executory contract or unexpired lease for which a Notice of Intent to Assume or Reject is filed, the 14th calendar day after such notice is filed and mailed and (iv) for any other executory contract or unexpired lease, including any to be assumed or rejected by category pursuant to Section 9.1 or Section 9.3 of the Plan (without being listed on Schedule 9.2(a) or 9.2(b)), the deadline for objections to Confirmation of the Plan established pursuant to applicable order of the Bankruptcy Court.

170.	“Unimpaired” means any Claim or Interest that is not Impaired.

171.	“United States of America” or “United States” means the United States of America and its federal agencies.

172.	“Unliquidated” means, when used in reference to a Claim, any Claim, the amount of liability for which has not been fixed, whether pursuant to an agreement, applicable law or otherwise, as of the date on which such Claim is sought to be estimated.

173.	“Unsecured Trade Claim” means any prepetition unsecured Claim against any of the Debtors that is not an Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Other Secured Claim, RBL Credit Facility Secured Claim, Notes Claim, Rejection Claim, FT Agreement Claim, Intercompany Claim or Section 510(b) Claim including, without limitation, any unsecured Claim under section 506(a)(1) of the Bankruptcy Code.

174.	“Voting Deadline” means 6:00 p.m. (prevailing Eastern Time) on February 8, 2017.

175.	“Voting Instructions” means the instructions for voting on the Plan contained in Article V of the Disclosure Statement and the Ballots, the Master Ballots and the Beneficial Ballots.

176.	“Voting Record Date” means the record date for voting on the Plan, which shall be December 20, 2016.

177.	“Warrant” means the three (3) year warrants issued in accordance with this Plan, entitling their holders upon exercise thereof, on a pro rata basis, up to 7.5% of the total outstanding New Common Stock at a per share price based upon a total equity value of $1,450,000,000 of Reorganized Bonanza Creek and as more fully set forth in the Warrant Agreement.

178.	“Warrant Agreement” means the documents governing the Warrants, the form of which shall be contained in the Plan Supplement.

179.	“Workers’ Compensation Plan” means each of the Debtors’ written contracts, agreements, agreements of indemnity and qualified self-insurance for workers’ compensation, policies, programs and plans for workers’ compensation entered into prior to the Petition Date.

Section 1.2. Rules of Interpretation

Unless otherwise specified, all article, section, exhibit, schedule or Plan Supplement references in the Plan are to the respective article in, section in, exhibit to, schedule to or Plan Supplement to the Plan, as the same may be amended, waived or modified from time to time in accordance with the terms hereof or thereof. The words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to the Plan as a whole and not to any particular article, section, subsection or clause contained herein. The rules of construction set forth in section 102 of the Bankruptcy Code are incorporated herein. Any pronoun stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter gender. Captions and headings in the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any references herein to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions.

As to any reference in the Plan to a consent, approval or acceptance by any party, or to an issue, agreement, order or other document (or the terms thereof) that shall be reasonably acceptable to any such party, such consent, approval or acceptance shall not be unreasonably conditioned, delayed or withheld.

Section 1.3. Computation of Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply. If any payment, distribution, act or deadline under the Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

Section 1.4. References to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

Section 1.5. Exhibits; Schedules; Plan Supplement

All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

Section 1.6. Consent Rights of Required Supporting Noteholders

Notwithstanding anything in the Plan to the contrary, any and all consent rights of the Required Supporting Noteholders set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, the Plan Supplement, the other Plan Documents, and any other Definitive Documentation (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in section 1.1 hereof) and fully enforceable as if stated in full herein until such time as the Restructuring Support Agreement is terminated in accordance with its terms.

Article 2
Treatment of Administrative Expense Claims and Priority Tax Claims

Section 2.1. Treatment of Administrative Expense Claims

(a)       Administrative Expense Claims

Except to the extent that the applicable holder of an Allowed Administrative Expense Claim agrees to less favorable treatment with the Debtors or Reorganized Debtors, each holder of an Allowed Administrative Expense Claim shall receive, on account of such Allowed Administrative Expense Claim, (i) payment in full in Cash (1) on or as soon as reasonably practicable after the Effective Date (for Claims Allowed as of the Effective Date), (2) on or as soon as practicable after the date such Claim is Allowed (or upon such other terms as may be agreed upon by such holder and the applicable Debtor or Reorganized Debtor) or (3) as otherwise ordered by the Bankruptcy Court or (ii) such other treatment as agreed by such holder of an Allowed Administrative Expense Claim and the Debtors or Reorganized Debtors.

Notwithstanding the foregoing, Allowed Administrative Expense Claims regarding assumed agreements, obligations incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases and non-ordinary course obligations approved by the Bankruptcy Court shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business (or as otherwise approved by the Bankruptcy Court) in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such Claims.

For the avoidance of doubt, the Adequate Protection Obligations shall be deemed Allowed Administrative Claims to the extent set forth in the Final Cash Collateral Order, without the necessity of filing a proof of claim with respect thereto.

(b)       Professional Fee Claims

Except to the extent that the applicable holder of an Allowed Professional Fee Claim agrees to less favorable treatment with the Reorganized Debtors, each holder of a Professional Fee Claim shall be paid in full in Cash pursuant to Section 7.1 hereof.

Section 2.2. Treatment of Priority Tax Claims

Except to the extent that the applicable holder of an Allowed Priority Tax Claim has been paid by the Debtors before the Effective Date, or the applicable Reorganized Debtor and such holder agree to less favorable treatment with the Reorganized Debtors, each holder of an Allowed Priority Tax Claim shall receive, on account of such Allowed Priority Tax Claim, at the option of the Debtors or Reorganized Debtors, (i) payment in full in Cash made on or as soon as reasonably practicable after the later of the Effective Date and the first Distribution Date occurring at least 20 calendar days after the date such Claim is Allowed, (ii) regular installment payments in accordance with section 1129(a)(9)(C) of the Bankruptcy Code or (iii) such other amounts and in such other manner as may be determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

The Reorganized Debtors shall have the right, in their sole discretion, to pay any Allowed Priority Tax Claim or any remaining balance of an Allowed Priority Tax Claim (together with accrued but unpaid interest) in full at any time on or after the Effective Date without premium or penalty.

Article 3
Classification and Treatment of Other Claims and Interests

Pursuant to sections 1122 and 1123 of the Bankruptcy Code, Claims and Interests are classified for all purposes, including, without express or implied limitation, voting, confirmation and distribution pursuant to the Plan, as set forth herein. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise satisfied prior to the Effective Date. Any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, may be adjusted or expunged on the official claims register without a claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

Except as otherwise specifically provided for in the Plan, the Confirmation Order or other order of the Bankruptcy Court, or required by applicable non-bankruptcy law, in no event shall any holder of an Allowed Claim be entitled to receive payments that in the aggregate exceed the Allowed amount of such holder’s Claim. For the purpose of classification and treatment under the Plan, any Claim in respect of which multiple Debtors are jointly liable shall be treated as a separate Claim against each of the jointly liable Debtors.

Section 3.1. Classes and Treatment of Claims Against and Interests in the Debtors

The Plan constitutes a separate chapter 11 plan of reorganization for each Debtor. The Plan does not contemplate and is conditioned on there being no substantive consolidation of any of the Debtors. For brevity and convenience, the classification and treatment of Claims and Interests have been arranged into one chart. Such classification shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, or cause the transfer of any assets; and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal entities.

The following table designates the classes of Claims against and Interests in the Debtors and specifies which of those classes are (i) impaired or unimpaired by the Plan and (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code or deemed to accept or reject the Plan.4

Class	Designation	Plan Treatment of Allowed Claims and Interests	Status	Voting Rights
1A-7A	Other Priority Claims	Each holder of an Allowed Other Priority Claim shall be entitled to payment in full in Cash.	Unimpaired	Deemed to Accept
1B-7B	Other Secured Claims	Each holder of an Allowed Other Secured Claim shall be entitled to payment in full in Cash; Reinstatement of the legal, equitable and contractual rights of the holder of such Claim; a distribution of the proceeds of the sale or disposition of the Collateral securing such Claim, in each case, solely to the extent of the value of the holder’s secured interest in such Collateral; return of Collateral securing such Claim; or other treatment that will render the Claim Unimpaired.	Unimpaired	Deemed to Accept
1C-7C	RBL Credit Facility Secured Claims	The RBL Credit Facility Secured Claims are Allowed Claims for all purposes under the Plan. Each holder of an Allowed RBL Credit Facility Secured Claim shall be entitled to receive, in full and final satisfaction of its Allowed RBL Credit Facility Secured Claim, (a) payment in full in Cash of such Claim and (b) such holder’s Ratable Share of participation in the Exit RBL Facility.	Impaired	Entitled to Vote
1D	General Unsecured Claims against Bonanza Creek	On the Effective Date, in full satisfaction of each Allowed General Unsecured Claim against Bonanza Creek, each holder thereof shall be entitled to receive its Ratable Share of: (a) 29.4% of the New Common Stock subject to dilution by the Management Incentive Plan, Warrants, and the Rights Offering Equity and (b), if such holder’s General Unsecured Claim is Allowed prior to the Subscription Expiration Deadline, 37.8% of the Subscription Rights.	Impaired	Entitled to Vote
2D	General Unsecured	On the Effective Date, in full satisfaction of each Allowed General Unsecured Claim	Impaired	Entitled to Vote

4 The information in the table is provided in summary form, and is qualified in its entirety by Section 3.2 below.

Class	Designation	Plan Treatment of Allowed Claims and Interests	Status	Voting Rights
	Claims against Bonanza Creek Operating	against Bonanza Creek Operating, each holder thereof shall be entitled to receive its Ratable Share of 17.6% of the New Common Stock subject to dilution by the Management Incentive Plan, Warrants, and the Rights Offering Equity.
3D-7D	General Unsecured Claims against Debtors other than Bonanza Creek and Bonanza Creek Operating	On the Effective Date, in full satisfaction of each Allowed General Unsecured Claim against Debtors other than Bonanza Creek and Bonanza Creek Operating, each holder thereof shall be entitled to receive its Ratable Share of: (a) 48.5% of the New Common Stock subject to dilution by the Management Incentive Plan, Warrants, and the Rights Offering Equity and (b) 62.2% of the Subscription Rights.	Impaired	Entitled to Vote
1E-7E	Unsecured Trade Claims	Each holder of an Allowed Unsecured Trade Claim shall be entitled to payment in full in Cash or other treatment that will render the Claim Unimpaired.	Unimpaired	Deemed to Accept
1F-7F	Section 510(b) Claims	No distribution.	Impaired	Deemed to Reject
1G	Existing Equity Interests	No distribution.	Impaired	Deemed to Reject
2G-7G	Interests in Subsidiary Debtors	Reinstated or canceled.	Unimpaired	Deemed to Accept

Section 3.2. Treatment of Claims Against and Interests in the Debtors

(a)       Other Priority Claims (Class 1A-7A)

Except to the extent that the applicable Creditor agrees to less favorable treatment (or as provided in Section 6.2 hereof) with the applicable Debtor or Reorganized Debtor, each holder of an Allowed Other Priority Claim against any of the Debtors shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Claim, Cash in an amount equal to the Allowed amount of such Claim on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) 20 calendar days after the date such Claim becomes Allowed and

(iii) the date for payment provided by any applicable agreement between the Reorganized Debtors and the holder of such Claim.

(b)       Other Secured Claims (Class 1B-7B)

Except to the extent that the applicable Creditor agrees to less favorable treatment with the applicable Debtors or Reorganized Debtors, each holder of an Allowed Other Secured Claim shall receive, as determined by Debtors or Reorganized Debtors, and in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Secured Claim, one of the following treatments: (i) payment in Cash in the amount of such Allowed Other Secured Claim, (ii) Reinstatement of the legal, equitable and contractual rights of the holder relating to such Allowed Other Secured Claim, (iii) a distribution of the proceeds of the sale or disposition of the Collateral securing such Allowed Other Secured Claim solely to the extent of the value of the holder’s secured interest in such Collateral, (iv) a distribution of the Collateral securing such Allowed Other Secured Claim without representation or warranty by or recourse against the Debtors or Reorganized Debtors or (v) such other treatment as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code. If an Other Secured Claim is satisfied under clause (i), (iii), (iv) or (v), the Liens securing such Other Secured Claim shall be deemed released without further action by any party. Each holder of an Allowed Other Secured Claim shall take all actions to effectuate and confirm such termination, release and discharge as reasonably requested by the Debtors or the Reorganized Debtors.

Any distributions made pursuant to this Section 3.2(b) shall be made on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) 20 calendar days after the date such Claim becomes Allowed and (iii) the date for payment provided by any agreement between the applicable Debtor and the holder of such Claim.

(c)       RBL Credit Facility Secured Claims (Class 1C-7C)

The RBL Credit Facility Secured Claims are Allowed Claims for all purposes under the Plan. Each holder of an Allowed RBL Credit Facility Secured Claim shall be entitled to receive, in full and final satisfaction of its Allowed RBL Credit Facility Secured Claim, (a) payment in full in Cash of such Claim and (b) such holder’s Ratable Share of participation in the Exit RBL Facility.

(d)       General Unsecured Claims (Class 1D-7D)

(i)       On the Effective Date, in full satisfaction of each Allowed General Unsecured Claim against Bonanza Creek, each Holder thereof shall receive its Ratable Share of: (a) 29.4% of the New Common Stock subject to dilution by the Management Incentive Plan, Warrants, and the Rights Offering Equity and (b), if such holder’s General Unsecured Claim is Allowed prior to the Subscription Expiration Deadline, 37.8% of the Subscription Rights.

(ii)       On the Effective Date, in full satisfaction of each Allowed General Unsecured Claim against Bonanza Creek Operating, each Holder thereof shall receive its Ratable Share of 17.6% of the New Common Stock subject to dilution by the Management Incentive Plan, Warrants, and the Rights Offering Equity.

(iii)       On the Effective Date, in full satisfaction of each Allowed General Unsecured Claim against Debtors other than Bonanza Creek and Bonanza Creek Operating, each Holder thereof shall receive its Ratable Share of (a) 48.5% of the New Common Stock subject to dilution by the Management Incentive Plan, Warrants, and the Rights Offering Equity and (b) 62.2% of the Subscription Rights.

(iv)       Except to the extent that the applicable Creditor agrees to less favorable treatment (or as provided in Section 6.2 hereof), each holder of a General Unsecured Claim that is Disputed as of the Effective Date and becomes an Allowed General Unsecured Claim after the Effective Date, shall receive, on or as soon as reasonably practicable after the Distribution Date that is at least 20 calendar days after such General Unsecured Claim becomes an Allowed General Unsecured Claim, its Ratable Share of the consideration described above.

(v)       The Note Claims shall be allowed in the aggregate principal amount of $800 million, plus all accrued and unpaid prepetition interest (equal to $14.88 million as of December 31, 2016), prepayment premiums (equal to $51.19 million as of December 31, 2016), allowable postpetition interest, and any other amounts or expenses payable under the Restructuring Support Agreement or Indentures and not otherwise accounted for.

(e)       Unsecured Trade Claims (Class 1E-7E)

Each holder of an Allowed Unsecured Trade Claim as of the Effective Date shall be entitled to payment in full in Cash; or other treatment that will render the Claim Unimpaired. The legal, equitable, and contractual rights of the holders of Unsecured Trade Claims are unaltered by this Plan.

(f)       Section 510(b) Claims (Class 1F-7F)

The holders of Section 510(b) Claims shall neither receive any distributions nor retain any property on account thereof pursuant to the Plan. All Section 510(b) Claims shall be canceled and extinguished.

(g)       Existing Equity Interests (Class 1G)

The holders of Existing Equity Interests shall neither receive any distributions nor retain any property on account thereof pursuant to the Plan. All Existing Equity Interests shall be canceled and extinguished.

Notwithstanding the foregoing, on or as soon as reasonably practicable after the Effective Date, holders of Existing Equity Interests shall receive, in exchange for the releases by such holders of the Released Parties, their Ratable Share of the Settlement Consideration; provided, however, that any holder of an Existing Equity Interest that opts not to grant the voluntary releases contained in section 11.8 of the Plan by (i) timely delivering an Equity Release Consent Notice or (ii) taking any action to become an Excluded Party, shall not be entitled to receive its Ratable Share of the Settlement Consideration.

(h)       Interests in Subsidiary Debtors (Class 2G-7G)

The Interests in the Subsidiary Debtors shall be, in the discretion of the Reorganized Debtors Reinstated or canceled on the Effective Date or as soon thereafter as reasonably practicable.

Section 3.3. Treatment of Intercompany Claims

In accordance with and giving effect to the provisions of section 1124(1) of the Bankruptcy Code, Intercompany Claims are Unimpaired by the Plan. The Debtors, however, retain the right to eliminate or adjust any Intercompany Claims as of the Effective Date by offset, cancellation, contribution or otherwise. The Intercompany Claims do not constitute General Unsecured Claims or Unsecured Trade Claims under the Plan will not receive any distributions of Cash, New Common Stock and/or other equity securities of the Reorganized Debtors under the Plan.

Article 4
Acceptance or Rejection of the Plan

Section 4.1. Voting of Claims

Each holder of a Claim in an Impaired Class that is entitled to vote on the Plan as of the Voting Record Date pursuant to Article 3 of the Plan shall be entitled to vote to accept or reject the Plan.

Section 4.2. Presumed Acceptance of Plan

Other Priority Claims (Class 1A-7A), Other Secured Claims (Class 1B-7B), Unsecured Trade Claims (Class 1E-7E) and Interests in Subsidiary Debtors (Class 2G-7G) are Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of Claims in such Classes are conclusively presumed to have accepted the Plan, and the votes of such holders will not be solicited.

Section 4.3. Deemed Rejection of Plan

Section 510(b) Claims (Class 1F-7F) and Existing Equity Interests (Class 1G) shall not receive any distribution under the Plan on account of such Claims or Interests. Pursuant to section 1126(g) of the Bankruptcy Code, the holders of Claims and Interests in such Classes are deemed to have rejected the Plan, and the votes of such holders will not be solicited.

Section 4.4. Acceptance by Impaired Classes

Pursuant to section 1126(c) of the Bankruptcy Code, and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the holders of at least two-thirds in dollar amount and more than one-half in number of the Claims of such Class entitled to vote that actually vote on the Plan have voted to accept the Plan. RBL Credit Facility Secured Claims and General Unsecured Claims (Classes 1C-7C and 1D-7D) are Impaired, and the votes of holders of Claims in such Classes will be solicited. If holders of Claims in a particular Impaired Class of Claims were given the opportunity to vote to accept or reject the Plan, but no holders of Claims in such Impaired Class of Claims voted to accept or reject the Plan, then such Class of Claims shall be deemed to have accepted the Plan.

Section 4.5. Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court solely for voting purposes as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan solely for purposes of (i) voting to accept or reject the Plan and (ii) determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

Section 4.6. Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Plan shall be deemed a separate chapter 11 plan for each Debtor. Those Debtors whose plans contain a rejecting Class of Claims, if any, shall seek Confirmation of such plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any such rejecting Class or Classes. Subject to Article 13 of the Plan, the Debtors reserve the right to amend the Plan (with the consent of the Required Supporting Noteholders) to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

Section 4.7. Modification and Severability as to Debtors; Reservation of Rights

Subject to Article 13 of the Plan, the Debtors reserve the right to modify, with the consent of the Required Supporting Noteholders, or withdraw the Plan in its entirety or in part, for any reason, including, without limitation, if the Plan as it applies to any particular Debtor is not confirmed. In addition, and also subject to Article 13 of the Plan, should the Plan fail to be accepted by the requisite number and amount of Claims and Interests voting, as required to satisfy section 1129 of the Bankruptcy Code, and notwithstanding any other provision of the Plan to the contrary, the Debtors reserve the right to reclassify Claims or Interests or otherwise amend or modify, with the consent of the Required Supporting Noteholders, or withdraw the Plan in its entirety, in part or as to a particular Debtor. Without limiting the foregoing, if the Debtors withdraw the Plan as to any particular Debtor because the Plan as to such Debtor fails to be accepted by the requisite number and amount of Claims voting or due to the Bankruptcy Court, for any reason, denying Confirmation as to such Debtor, then at the option of such Debtor with the consent of the Required Supporting Noteholders, (i) the Chapter 11 Case for such Debtor may be dismissed or (ii) such Debtor’s assets may be sold to another Debtor, such sale to be effective at or before the Effective Date of the Plan of the Debtor transferee, and the sale price shall be paid to the seller in Cash and shall be in an amount equal to the fair value of such assets as proposed by the Debtors and approved by the Bankruptcy Court.

Article 5
Implementation of the Plan

Section 5.1. Continued Organizational Existence

Except as otherwise provided in the Plan and subject to the Restructuring Transactions, each Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal Entity, each with all the powers of a limited liability company or a corporation, as applicable, under the laws of its respective jurisdiction of organization and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable state law.

Section 5.2. Section 1145 Exemption

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the offering, issuance and distribution of the New Equity Securities (including the issuance of (a) New Common Stock upon the exercise of Warrants, (b) the Commitment Equity, (c) New Common Stock in connection with the Settlement Consideration and (d) issuance of New Common Stock in connection with the Rights Offering, the Silo Stipulation and payment of the Backstop Fee) shall be exempt from, among other things, the registration and prospectus delivery requirements of Section 5 of the Securities Act and any other applicable state and federal law requiring registration and/or delivery of a prospectus prior to the offering, issuance, distribution or sale of securities, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act.  In addition, any securities contemplated by the Plan and any and all agreements incorporated herein, including the New Equity Securities, shall be subject to compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such New Equity Securities and applicable regulatory approval, if any.  The New Equity Securities will be distributed pursuant to the Plan.

Section 5.3. Authorization of New Equity Securities

On the Effective Date, the New Certificate of Incorporation shall have provided for sufficient shares of authorized New Common Stock to effectuate the issuances of New Equity Securities contemplated by the Plan, including upon exercise of the Warrants and in connection with the implementation of the Management Incentive Plan, and Reorganized Bonanza Creek shall issue or reserve for issuance a sufficient number of shares of New Common Stock to effectuate such issuances. The shares of New Common Stock issued in connection with the Plan and the Management Incentive Plan, including upon exercise of the Warrants, shall be authorized without the need for further corporate action or without any further action by any Person or Entity, and once issued, shall be duly authorized and validly issued, fully paid and non-assessable.

Any share of New Common Stock issued to a Creditor of any Subsidiary Debtor shall be treated as (i) a contribution of cash by Reorganized Bonanza Creek to the applicable Debtor in the amount equal to the fair market value of such New Common Stock, followed by (ii) the issuance of New Common Stock by Reorganized Bonanza Creek to the applicable Debtor in return for such cash, followed by (iii) the transfer of the New Common Stock by the applicable Debtor to the applicable Creditor.

Section 5.4. Cancellation of Existing Securities and Related Agreements and the Indentures

On the Effective Date, except as otherwise specifically provided for in this Plan, all rights of any holder of Claims against, or Interests in, the Debtors, including options or warrants to purchase Interests, obligating the Debtors to issue, transfer or sell Interests of the Debtors, shall be canceled. Upon receipt of a distribution on account of its Notes Claim, each record holder of Notes shall be deemed to have surrendered its Notes or other documentation underlying each Notes Claim, and all such surrendered Notes and other documentation shall be deemed to be canceled as to the Debtors pursuant to this Section, except to the extent otherwise provided herein.

(a)       Each Indenture shall terminate as of the Effective Date, except as necessary to (i) enforce the rights, Claims and interests of the applicable Indenture Trustee vis-à-vis any parties other than the Debtors (ii) allow each Indenture Trustee to receive distributions under the Plan and to distribute them to the holders of the Notes in accordance with the terms of the Indentures, (iii) permit the Indenture Trustee to appear before the Bankruptcy Court or any other court of competent jurisdiction after the Effective Date, and (iv) permit the Indenture Trustee to perform any functions that are necessary to effectuate the foregoing.

(b)       The Debtors shall, on the Effective Date, and upon the presentment of invoices in customary form (which may be redacted to preserve any confidential or privileged information), pay in Cash, all reasonable and documented fees and expenses (including reasonable and documents fees and expenses of counsel) incurred by the Indenture Trustee through and including the Effective Date, whether accrued prepetition or postpetition (to the extent not otherwise paid during the Chapter 11 Cases), without application by any party to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise; provided, however, if the Debtors or Reorganized Debtors dispute the reasonableness of any applicable fees and expenses, the reasonableness of any such fees and expenses shall be determined by the Bankruptcy Court (with any undisputed amounts to be paid by the Debtors on the Effective Date and any disputed amounts to be escrowed by the Debtors).  Nothing herein shall be deemed to impair, waive, or discharge any Indenture Trustee’s charging lien for any amounts not paid pursuant to this Plan and otherwise claimed by the Indenture Trustee pursuant to and in accordance with the applicable Indenture.  From and after the Effective Date, the Reorganized Debtors may pay all reasonable and documented fees and expenses in full in Cash without further Court approval.

Section 5.5. Financing and Restructuring Transactions

(a)	Exit RBL Facility

On the Effective Date, Reorganized Bonanza Creek shall enter into the Exit RBL Facility, and grant the Liens and security interests provided for in the Exit RBL Facility Documents. The Reorganized Debtors that are the guarantors under the Exit RBL Facility shall issue the guarantees and grant the Liens and security interests as provided therein. The Exit RBL Facility shall be on terms and conditions as set forth in the Plan Supplement and otherwise acceptable to the RBL Lenders and reasonably acceptable to the Required Supporting Noteholders.

Confirmation of the Plan shall be deemed to constitute approval of the Exit RBL Facility (including all transactions contemplated thereby, such as any supplementation or additional syndication of the Exit RBL Facility, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities and expenses provided for therein) and the granting of security interests thereunder, and authorization for the Reorganized Debtors to enter into and perform under the Exit RBL Facility Documents and such other documents as may be required or appropriate.

The Exit Facility Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Facility Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Facility Documents (a) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documents, (b) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Facility Documents and (c) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Persons or Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect, or to evidence the perfection of, such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. To the extent that any holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date such holder (or the agent for such holder) shall take any and all steps requested by the Reorganized Debtors that are necessary to cancel and/or extinguish such Liens and/or security interests.

(b)       Rights Offering

(i)       Terms. Following approval by the Bankruptcy Court of the Rights Offering Procedures, the Debtors will commence the Rights Offering in accordance therewith. On the Effective Date, the Debtors shall consummate the Rights Offering. The Rights Offering will be fully backstopped by the Backstop Parties in accordance with and subject to the terms and conditions of the Backstop Agreement.

(ii)       Purpose. On the Effective Date, the proceeds of the sale of the New Common Stock pursuant to the Rights Offering shall be used: (i) to provide the Reorganized Debtors with additional liquidity for working capital and general corporate purposes; and (ii) to fund distributions under the Plan.

(iii)       Backstop Commitment. In accordance with the Backstop Agreement and subject to the terms and conditions thereof, each of the Backstop Parties has agreed, severally but not jointly, to purchase, on or prior to the Effective Date, its respective Backstop Commitment Percentage (as defined in the Backstop Agreement) of the Unsubscribed Shares (as defined in the Backstop Agreement).

(iv)       Backstop Fee. In exchange for providing the backstop commitment for the Rights Offering, on the Effective Date, the Backstop Parties will receive payment of the Backstop Fee.

(c)       Equity Commitment Settlement Agreement

On the Effective Date, pursuant to the Equity Commitment Settlement Agreement, the Debtors shall issue to the Equity Commitment Parties, and each Equity Commitment Party shall receive, such Equity Commitment Party’s Pro Rata Portion (as defined in the Equity Commitment Settlement Agreement) of the Commitment Equity; provided, however, the allocation of the Commitment Equity may instead be pursuant to an allocation schedule provided in writing by the counsel to the Equity Commitment Parties.

(d)       New NGL Agreement

On the Effective Date, the Reorganized Debtors and NGL shall enter into the New NGL Agreement.

(e)       Silo Stipulation

On the Effective Date, in accordance with the Silo Stipulation and Silo Order, the Debtors or the Reorganized Debtors, as the case may be, shall satisfy their obligations and fulfill their agreements set forth in the Silo Stipulation and Silo Order, which terms and provisions are incorporated by reference, and, for the avoidance of doubt, in the event of any inconsistency between the terms and provisions of the Silo Stipulation or the Silo Order and the terms of this Plan or the Confirmation Order, the terms and provisions of the Silo Stipulation and the Silo Order shall control. Notwithstanding anything in the Prepackaged Plan to the contrary, the Equity Commitment Settlement Agreement shall not and shall be deemed not to modify, change or affect the Silo Stipulation or Silo Order.

(f)       Management Incentive Plan

On the Effective Date, the New Board shall adopt the Management Incentive Plan.

(g)       Restructuring Transactions

On the Effective Date, contemporaneously with the cancellation and discharge of all Claims pursuant to the Plan and the issuance of the New Common Stock, the Reorganized Debtors may effect corporate restructurings of their respective businesses, including actions to simplify, reorganize and rationalize the overall reorganized organizational structure of the Reorganized Debtors (together, the “Restructuring Transactions”). The Restructuring Transactions may include (i) dissolving companies or creating new companies, (ii) merging, dissolving, transferring assets or otherwise consolidating any of the Debtors in furtherance of the Plan, or engaging in any other transaction in furtherance of the Plan, (iii) executing and delivering appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, liquidation, domestication, continuation or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (iv) executing and delivering appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, debt or obligation on terms consistent with the terms of the Plan; (v) filing appropriate certificates or articles of merger, consolidation or dissolution or other filings or recordings pursuant to applicable state law; and (vi) taking any other action in connection with such organizational restructurings. In each case in which the surviving, resulting or acquiring Entity in any of these transactions is a successor to a Reorganized Debtor, such surviving, resulting or acquiring Entity will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan, and paying or otherwise satisfying the applicable Allowed Claims. Implementation of any Restructuring Transactions shall not affect any performance obligations, distributions, discharges, exculpations, releases or injunctions set forth in the Plan.

Article 6
Provisions Governing Distributions

Section 6.1. Disbursing Agent

The Debtors or Reorganized Debtors may retain a Disbursing Agent to assist with the distributions to be made under the Plan as directed by the Debtors or Reorganized Debtors. The Disbursing Agent shall make all distributions required under this Plan, except as to a Creditor whose distribution is to be administered by a Servicer, which distributions shall be deposited with the appropriate Servicer for distribution to Creditors in accordance with the provisions of this Plan and the terms of the governing agreement. Distributions on account of such Claims shall be deemed completed upon delivery to the appropriate Servicer; provided, however, that if any Servicer is unable to make or consents to the Disbursing Agent making such distributions, the Disbursing Agent, with such Servicer’s cooperation, shall make such distributions to the extent reasonably practicable to do so. Each Indenture Trustee will be considered a Servicer for the applicable Notes Claims.

Notwithstanding anything to the contrary herein, all distributions of New Equity Securities related to or on account of the Notes shall be accomplished in accordance with the customary practices of the transfer agent for the New Equity Securities and in accordance with any applicable procedures of DTC. Each Indenture Trustee shall cooperate in the administration of distributions in accordance with the Plan and the applicable Indenture. No Indenture Trustee shall be required to give any bond, surety or other security for the performance of its duties with respect to the administration and implementation of distributions.

Except as otherwise set forth herein, the Reorganized Debtors shall be authorized, without further Bankruptcy Court approval, but not directed to, reimburse any Servicer for its reasonable, documented, actual and customary out-of-pocket expenses incurred in providing postpetition services directly related to distributions pursuant to the Plan.

Section 6.2. Timing and Delivery of Distributions

(a)       Timing

Subject to any reserves or holdbacks established pursuant to the Plan, and taking into account the matters discussed in Section 6.3 of the Plan, on the appropriate Distribution Date or as soon as practicable thereafter, holders of Allowed Claims against all Debtors shall receive the distributions provided for Allowed Claims in the applicable Classes as of such date.

If and to the extent there are Disputed Claims as of the Effective Date, distributions on account of such Disputed Claims (which will only be made if and when they become Allowed Claims) shall be made pursuant to the provisions set forth in the Plan with respect to the treatment of Allowed Claims on or as soon as reasonably practicable after the next Distribution Date that is at least 20 calendar days after each such Claim is Allowed; provided, however, that distributions on account of the Claims set forth in Article 3 of the Plan shall be made as set forth therein and Professional Fee Claims shall be made as soon as reasonably practicable after such Claims are Allowed by the Bankruptcy Court or as provided in any other applicable order of the Bankruptcy Court. Because of the size and complexities of the Chapter 11 Cases, the Debtors at the present time cannot accurately predict the timing of the Final Distribution Date.

(b)       De Minimis Distributions

Notwithstanding any other provision of the Plan, none of the Reorganized Debtors, any Servicer nor any Disbursing Agent shall have any obligation to make a particular distribution to a specific holder of an Allowed Claim if such holder is also the holder of a Disputed Claim.

Notwithstanding any other provision of the Plan, none of the Reorganized Debtors, any Servicer nor any Disbursing Agent shall have any obligation to make any distributions on any Interim Distribution Date unless the sum of all distributions authorized to be made to all holders of Allowed Claims on such Interim Distribution Date exceeds $10,000 in value.

(c)       Fractional Shares

Notwithstanding any other provision of the Plan, no fractional shares of New Equity Securities shall be distributed; provided, that any fractional shares of New Equity Securities shall be rounded down to the next whole number or zero, as applicable, and no consideration shall be provided in lieu of fractional shares that are rounded down.

(d)       Delivery of Distributions – Allowed Claims

Distributions shall only be made to the record holders of Allowed Claims as of the Distribution Record Date. On the Distribution Record Date, at the close of business for the relevant register, all registers maintained by the Debtors, Reorganized Debtors, any Servicers, the Disbursing Agent, the Indenture Trustees and each of the foregoing’s respective agents, successors and assigns shall be deemed closed for purposes of determining whether a holder of such a Claim is a record holder entitled to distributions under the Plan. The Debtors, Reorganized Debtors, Servicers, Disbursing Agent, Indenture Trustees and all of their respective agents, successors and assigns shall have no obligation to recognize, for purposes of distributions pursuant to or in any way arising from the Plan (or for any other purpose), any Claims that are transferred after the Distribution Record Date. Instead, they shall be entitled to recognize only those record holders set forth in the registers as of the Distribution Record Date, irrespective of the number of distributions made under the Plan or the date of such distributions. Furthermore, if a Claim is transferred 20 or fewer calendar days before the Distribution Record Date, the Disbursing Agent or applicable Servicer, as applicable, shall make distributions to the transferee only if the transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

If any dispute arises as to the identity of a holder of an Allowed Claim that is entitled to receive a distribution pursuant to the Plan, the Disbursing Agent or applicable Servicer may, in lieu of making such distribution to such person, make the distribution into an escrow account until the disposition thereof is determined by Final Order or by written agreement among the interested parties to such dispute.

Subject to Bankruptcy Rule 9010, a distribution to a holder of an Allowed Claim may be made by the Disbursing Agent in its sole discretion: (i) to the last known address of such holder on the books and records of the Debtors or their agents, (ii) to the address set forth in any written notice of an address change delivered to the Disbursing Agent or (iii) to the address of any counsel that has appeared in the Chapter 11 Cases on such holder’s behalf. In the case of a holder whose Claim is governed by an agreement and administered by a Servicer, the applicable Servicer shall make the distribution to the address contained in the official records of such Servicer.

(e)       Delivery of Distributions – Allowed Notes Claims; Surrender of Canceled Instruments or Securities

Subject to the provisions of Section 5.4 of the Plan, all distributions to holders of Allowed Notes Claims shall be deemed completed when made to (a) the respective Indenture Trustee or (b) if agreed to by the Debtors and the Indenture Trustee, through the facilities of DTC. The Indenture Trustee or DTC, as applicable, shall hold or direct such distributions for the benefit of the holders of Notes to the extent such Notes give rise to Allowed Notes Claims. As soon as practicable in accordance with the requirements set forth in this Article VI, the Indenture Trustee or DTC, as applicable, shall arrange for the delivery of such distributions to or on behalf of such holders. Notwithstanding anything to the contrary herein, holders of Allowed Notes Claims shall receive their respective distributions on, or as soon as reasonably practicable after, the Effective Date.

For the avoidance of doubt, the Indenture Trustee shall not bear any responsibility or liability for any distributions made hereunder by the Disbursing Agent or DTC. The Reorganized Debtors shall reimburse the Indenture Trustee for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date solely in connection with the implementation of the Plan, including but not limited to, making distributions pursuant to and in accordance with the Plan.

Section 6.3. Manner of Payment under Plan

(a)       At the Disbursing Agent’s option, any Cash payment may be made by check, wire transfer or any other customary payment method.

(b)       The Disbursing Agent shall distribute New Equity Securities or Cash as required under the Plan. Where the applicable Reorganized Debtor is a Reorganized Subsidiary Debtor, Reorganized Bonanza Creek shall be deemed to have made a direct capital contribution to the applicable Reorganized Subsidiary Debtor of an amount of Cash to be distributed to the Creditors of such Reorganized Debtor, but only at such time as, and to the extent that, such amounts are actually distributed to holders of Allowed Claims. Any distributions of New Equity Securities or Cash that revert to Reorganized Bonanza Creek or are otherwise canceled (such as to the extent any distributions have not been claimed within one year) shall revest solely in Reorganized Bonanza Creek, and no other Reorganized Debtor shall have (nor shall it be considered to ever have had) any ownership interest in the amounts distributed.

(c)       Allocation of Plan Distributions Between Principal and Interest

To the extent that any Claim entitled to a distribution under the Plan is based upon any obligation or instrument that is treated for U.S. federal income tax purposes as indebtedness of any Debtor and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

(d)       Compliance Matters

In connection with the Plan, each Debtor, each Reorganized Debtor and the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, each Debtor, each Reorganized Debtor and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes or establishing any other mechanisms that the Debtors or the Reorganized Debtors, as applicable, believe are reasonable and appropriate. For tax purposes, distributions received with respect to Allowed Claims shall be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

The Debtors, the Reorganized Debtors and the Disbursing Agent, as applicable, reserve the right to allocate and distribute all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens and similar encumbrances.

(e)       Foreign Currency Exchange Rate

As of the Effective Date, any Claim asserted in a currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate on the Petition Date, as quoted at 4:00 p.m. (New York time), midrange spot rate of exchange for the applicable currency as published in the Wall Street Journal, National Edition, on the day after the Petition Date.

Section 6.4. Undeliverable or Non-Negotiated Distributions

If any distribution is returned as undeliverable, no further distributions to the applicable Creditor shall be made unless and until the Disbursing Agent or appropriate Servicer is notified in writing of such Creditor’s then-current address, at which time the undelivered distribution shall be made to such Creditor without interest or dividends. Undeliverable distributions shall be returned to Reorganized Bonanza Creek until such distributions are claimed. All undeliverable distributions under the Plan that remain unclaimed for one year after attempted distribution shall indefeasibly revert to Reorganized Bonanza Creek. Upon such reversion, the relevant Allowed Claim (and any Claim on account of missed distributions) shall be automatically discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

Checks issued on account of Allowed Claims shall be null and void if not negotiated within 120 calendar days from and after the date of issuance thereof. Requests for reissuance of any check must be made directly and in writing to the Disbursing Agent by the holder of the relevant Allowed Claim within the 120-calendar-day period. After such date, the relevant Allowed Claim (and any Claim for reissuance of the original check) shall be automatically discharged and forever barred, and such funds shall revert to Reorganized Bonanza Creek, notwithstanding any federal or state escheat laws to the contrary.

Section 6.5. Claims Paid by Third Parties

To the extent a Creditor receives a distribution on account of a Claim and also receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Creditor shall, within 30 calendar days of receipt thereof, repay and/or return the distribution to the applicable Reorganized Debtor, to the extent the Creditor’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of the Claim as of the date of any such distribution under the Plan.

Article 7
Filing of Administrative Expense Claims

Section 7.1. Professional Fee Claims

(a)       Fee Applications

All requests for payment of Professional Fee Claims must be filed with the Bankruptcy Court by the date that is 60 calendar days after the Confirmation Date; provided that if any Professional is unable to file its own request with the Bankruptcy Court, such Professional may deliver an original, executed copy and an electronic copy to the Debtors’ attorneys and the Reorganized Debtors at least three Business Days before the deadline, and the Debtors’ attorneys shall file such request with the Bankruptcy Court. The objection deadline relating to a request for payment of Professional Fee Claims shall be 4:00 p.m. (prevailing Eastern Time) on the date that is 30 calendar days after the filing of such request, and a hearing on such request, if necessary, shall be held no later than 30 calendar days after the objection deadline. Distributions on account of Allowed Professional Fee Claims shall be made as soon as reasonably practicable after such Claims become Allowed.

(b)       Post-Confirmation Date Fees

Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors and Reorganized Debtors may employ and pay all Professionals without any further notice to, action by or order or approval of the Bankruptcy Court or any other party.

(c)       Fee Escrow Account

On the Effective Date, the Debtors shall establish and fund the Fee Escrow Account. The Debtors shall fund the Fee Escrow Account with Cash equal to the Debtors’ good faith estimate of the Professional Fee Claims. Funds held in the Fee Escrow Account shall not be considered property of the Debtors’ Estates or property of the Reorganized Debtors, but shall revert to the Reorganized Debtors only after all Allowed Professional Fee Claims have been paid in full. Fees owing to the applicable holder of a Professional Fee Claim shall be paid in Cash to such holder from funds held in the Fee Escrow Account when such Claims are Allowed by an order of the Bankruptcy Court or authorized to be paid under the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals Pursuant to Sections 105(a), 330 and 331 of the Bankruptcy Code, Bankruptcy Rule 2016 and Local Rule 2016-2 [D.I. 184]; provided, that the Reorganized Debtors’ obligations with respect to Professional Fee Claims shall not be limited by nor deemed limited to the balance of funds held in the Fee Escrow Account. To the extent that funds held in the Fee Escrow Account are insufficient to satisfy the amount of accrued Professional Fee Claims, the holders of Professional Fee Claims shall have an Allowed Administrative Expense Claim for any such deficiency, which shall be satisfied in accordance with Section 2.1(a) of this Plan. No Liens, claims, or interests shall encumber the Fee Escrow Account in any way.

Section 7.2. Administrative Expense Claims

(a)       A notice setting forth the Administrative Expense Claim Bar Date will be (i) filed on the Bankruptcy Court’s docket and served with the notice of the Effective Date and (ii) posted on the Debtors’ Case Information Website. No other notice of the Administrative Expense Claim Bar Date will be provided.

(b)       All requests for payment of Administrative Expense Claims that accrued on or before the Effective Date (other than Professional Fee Claims, which are subject to the provisions of Section 7.1 of the Plan) must be filed with the Solicitation and Claims Agent and served on counsel for the Debtors and Reorganized Debtors by the Administrative Expense Claim Bar Date. Any requests for payment of Administrative Expense Claims pursuant to this Section 7.2 that are not properly filed and served by the Administrative Expense Claim Bar Date shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors or any action by the Bankruptcy Court.

(c)       The Reorganized Debtors, in their sole discretion, shall have exclusive authority to settle Administrative Expense Claims without further Bankruptcy Court approval.

(d)       Unless the Debtors or the Reorganized Debtors object to a timely filed and properly served Administrative Expense Claim by the Claims Objection Deadline, such Administrative Expense Claim shall be deemed allowed in the amount requested. If the Debtors or the Reorganized Debtors object to an Administrative Expense Claim, the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court shall determine whether such Administrative Expense Claim should be allowed and, if so, in what amount.

(e)       Notwithstanding the foregoing, requests for payment of Administrative Expense Claims need not be filed for Administrative Expense Claims that (i) are for goods or services provided to the Debtors in the ordinary course of business, (ii) previously have been Allowed by Final Order of the Bankruptcy Court, (iii) are for Cure amounts, (iv) are on account of postpetition taxes (including any related penalties or interest) owed by the Debtors or the Reorganized Debtors to any Governmental Unit, (v) the Debtors or Reorganized Debtors have otherwise agreed in writing do not require such a filing, (vi) are for Adequate Protection Obligations pursuant to the Final Cash Collateral Order, or (vii) arise pursuant to 28 U.S.C. § 1930.

Article 8
Disputed Claims

Section 8.1. Objections to Claims

(a)       Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Unsecured Trade Claims and the limited number of holders of General Unsecured Claims under the Plan, except as required by Section 9.5 of the Plan, holders of Claims need not file Proofs of Claim with the Bankruptcy Court.

(b)       If a holder of a Claim elects to file a Proof of Claim with the Bankruptcy Court, such holder shall be deemed to have consented to the jurisdiction of the Bankruptcy Court for all purposes with respect to the Claim.

(c)       The Reorganized Debtors shall have the sole authority to object to all Claims against the Debtors; provided, however, that the Reorganized Debtors shall not be entitled to object to any Claim that has been expressly allowed by Final Order or under the Plan. Any objections to Claims shall be filed on the Bankruptcy Court’s docket on or before the Claims Objection Deadline.

(d)       Except as otherwise provided herein, all Proofs of Claim filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

(e)       Claims objections filed before, on or after the Effective Date shall be filed, served and administered in accordance with the Local Rules with notice to the parties listed in Section 15.11; provided, however, that, on and after the Effective Date, filings and notices need only be served on the relevant claimants.

Section 8.2. Resolution of Disputed Claims

On and after the Effective Date, the Reorganized Debtors shall have the sole authority to litigate, compromise, settle, otherwise resolve or withdraw any objections to all Claims against the Debtors and to compromise and settle any such Claims without notice to or approval by the Bankruptcy Court or any other party.

Section 8.3. Estimation of Claims and Interests

The Debtors or Reorganized Debtors may determine, resolve and otherwise adjudicate all Contingent Claims, Unliquidated Claims and Disputed Claims in the Bankruptcy Court or such other court of the Debtors’ or Reorganized Debtors’ choice having jurisdiction over the validity, nature or amount thereof. The Debtors or the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Contingent Claim, Unliquidated Claim or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason or purpose, regardless of whether any of the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any Contingent Claim, Unliquidated Claim or Disputed Claim, that estimated amount shall constitute the maximum limitation on such Claim, and the Debtors or the Reorganized Debtors may pursue supplementary proceedings to object to the ultimate allowance of such Claim; provided, however, that such limitation shall not apply to Claims requested by the Debtors to be estimated for voting purposes only.

All of the aforementioned objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised,

settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such Claim unless the holder of such Claim has filed a motion requesting the right to seek such reconsideration on or before 20 calendar days after the date such Claim is estimated by the Bankruptcy Court.

Section 8.4. Payments and Distributions for Disputed Claims

(a)       No Distributions Pending Allowance

Notwithstanding any other provision in the Plan, no payments or distributions shall be made for a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim.

(b)       Disputed Claims Reserve

On or before the Effective Date, the Reorganized Debtors shall be authorized, but not directed, to establish one or more Disputed Claims Reserves, which Disputed Claims Reserve shall be administered by the Reorganized Debtors, to the extent applicable.

The Reorganized Debtors may, in their sole discretion, hold Warrants, New Common Stock, Subscription Rights, and Cash, in the same proportions and amounts as provided for in the Plan, in the Disputed Claims Reserve in trust for the benefit of holders of Claims ultimately determined to be Allowed after the Effective Date. The Reorganized Debtors shall distribute such amounts (net of any expenses, including any taxes relating thereto), as provided herein, as such Claims are resolved by a Final Order or agreed to by settlement, and such amounts will be distributable on account of such Claims as such amounts would have been distributable had such Claims been Allowed Claims as of the Effective Date under Article III of the Plan solely to the extent of the amounts available in the applicable Disputed Claims Reserve.

(c)       Distributions After Allowance

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent will, out of the Disputed Claims Reserve, distribute to the holder thereof the distribution, if any, to which such holder is entitled under the Plan in accordance with Section 6.2(a) of the Plan. Subject to Section 8.6 of the Plan, all distributions made under this Section 8.4(c) on account of Allowed Claims will be made together with any dividends, payments or other distributions made on account of, as well as any obligations arising from, the distributed property, then held in the Disputed Claims Reserve as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Allowed Claim holders included in the applicable class under the Plan.

Section 8.5. No Amendments to Claims

A Claim may be amended before the Confirmation Date only as agreed upon by the Debtors (with the consent of the Required Supporting Noteholders) and the holder of such Claim or as otherwise permitted by the Bankruptcy Court, the Bankruptcy Rules, the Local Rules or applicable non-bankruptcy law. On or after the Confirmation Date, the holder of a Claim (other than an Administrative Expense Claim or a Professional Fee Claim) must obtain prior authorization from the Bankruptcy Court or Reorganized Debtors to amend a Claim.

Section 8.6. No Interest

Other than as provided by section 506(b) of the Bankruptcy Code or as specifically provided for in the Plan or the Confirmation Order, postpetition interest shall not accrue or be paid on Claims and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Claim or Disputed Claim for the period from and after the Effective Date; provided, however, that nothing in this Section 8.6 shall limit any rights of any Governmental Unit to interest under sections 503, 506(b), 1129(a)(9)(A) or 1129(a)(9)(C) of the Bankruptcy Code or as otherwise provided for under applicable law.

Article 9
Executory Contracts and Unexpired Leases

Section 9.1. Assumption of Executory Contracts and Unexpired Leases

Pursuant to sections 365 and 1123 of the Bankruptcy Code, each executory contract and unexpired lease to which any Debtor is a party shall be deemed automatically assumed by the Debtors effective as of the Effective Date, except for any executory contract or unexpired lease that (i) has been assumed or rejected pursuant to an order of the Bankruptcy Court entered before the Effective Date, (ii) is the subject of a motion to assume or reject pending on the Effective Date, (iii) is assumed, rejected or otherwise treated pursuant to Section 9.3 of the Plan, (iv) is listed on Schedules 9.2(a) or 9.2(b) of the Plan or (v) as to which a Treatment Objection has been filed and properly served by the Treatment Objection Deadline. If an executory contract or unexpired lease either (x) has been assumed or rejected pursuant to an order of the Bankruptcy Court entered before the Effective Date or (y) is the subject of a motion to assume or reject pending on the Confirmation Date, then the listing of any such executory contract or unexpired lease on the aforementioned schedules shall be of no effect. Each executory contract and unexpired lease assumed pursuant to this Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any Final Order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

Section 9.2. Schedules of Executory Contracts and Unexpired Leases

(a)       Schedules 9.2(a) and 9.2(b) of the Plan shall be filed by the Debtors as specified in Section 15.4 of the Plan and shall represent the Debtors’ then-current good-faith belief regarding the intended treatment of all executory contracts and unexpired leases listed thereon. The Debtors or Reorganized Debtors reserve the right, on or before 45 days after the Effective Date to (i) amend Schedules 9.2(a) and 9.2(b) to add, delete or reclassify any executory contract or unexpired lease or amend a proposed assignment and (ii) amend the Proposed Cure, in each case as to any executory contract or unexpired lease previously listed as to be assumed; provided, the Debtors may amend Schedules 9.2(a) and 9.2(b) to add, delete or reclassify any executory contracts or unexpired leases or amend proposed assignments after such date to the extent agreed with the relevant counterparties. Pursuant to sections 365 and 1123 of the Bankruptcy Code, and except for executory contracts and unexpired leases as to which a Treatment Objection is properly filed and served by the Treatment Objection Deadline, (x) each of the executory contracts and unexpired leases listed on Schedule 9.2(a) shall be deemed assumed (and, if applicable, assigned) effective as of the Assumption Effective Date specified thereon, and the Proposed Cure specified in the notice mailed to each Assumption Party shall be the Cure and shall be deemed to satisfy fully any obligations the Debtors might have regarding such executory contract or unexpired lease under section 365(b) of the Bankruptcy Code and (y) each of the executory contracts and unexpired leases listed on Schedule 9.2(b) shall be deemed rejected effective as of the Rejection Effective Date specified thereon.

(b)       The Debtors shall file versions of Schedules 9.2(a) and 9.2(b) and any amendments thereto with the Bankruptcy Court and shall serve all notices thereof only on the Supporting Noteholders and the relevant Assumption Parties and Rejection Parties. For any executory contract or unexpired lease first listed on Schedule 9.2(b) later than the date that is 10 calendar days before the Voting Deadline, the Debtors shall use their best efforts to notify the Supporting Noteholders and the applicable Rejection Party promptly of such proposed treatment via facsimile, email or telephone at any notice address or number included in the relevant executory contract or unexpired lease or as otherwise timely provided in writing to the Debtors by any such counterparty or its counsel.

(c)       For any executory contracts or unexpired leases first listed on Schedule 9.2(b) later than the date that is 10 calendar days before the Voting Deadline, affected Rejection Parties shall have five calendar days from the date of such amendment to Schedule 9.2(b) to object to Confirmation of the Plan. For any executory contracts or unexpired leases first listed on Schedule 9.2(b) later than the date that is five calendar days before the Confirmation Hearing, affected Rejection Parties shall have until the Confirmation Hearing to object to Confirmation of the Plan.

(d)       The listing of any contract or lease on Schedule 9.2(a) or 9.2(b) is not an admission that such contract or lease is an executory contract or unexpired lease or that any Debtor has any liability thereunder. The Debtors reserve the right to assert that any of the agreements listed on Schedule 9.2(a) or 9.2(b) are not executory contracts or unexpired leases.

Section 9.3. Categories of Executory Contracts and Unexpired Leases to Be Assumed

Pursuant to sections 365 and 1123 of the Bankruptcy Code, each of the executory contracts and unexpired leases within the following categories shall be deemed assumed as of the Effective Date (and the Proposed Cure for each, other than the Surety Bonds and the D&O Liability Insurance Policies, shall be zero dollars), except for any such executory contract or unexpired lease (i) that has been previously assumed or rejected pursuant to an order of the Bankruptcy Court, (ii) that is the subject of a motion to assume or reject pending on the Confirmation Date, (iii) that is listed on Schedule 9.2(a) or 9.2(b), (iv) that is otherwise expressly assumed or rejected pursuant to the terms of the Plan or (v) as to which a Treatment Objection has been filed and properly served by the Treatment Objection Deadline.

(a)       Insurance Plans, Intercompany Contracts, Surety Bonds and Workers’ Compensation Plans

Subject to the terms of the first paragraph of this Section 9.3, each Insurance Plan, Intercompany Contract, Surety Bond and Workers’ Compensation Plan shall be deemed assumed effective as of the Effective Date. Nothing contained in this Section 9.3(a) shall constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any Entity, including, without limitation, the insurer under any of the Insurance Plans.

(b)       Directors and Officers Insurance Policies and Agreements

To the extent that the D&O Liability Insurance Policies issued to, or entered into by, the Debtors prior to the Petition Date constitute executory contracts, notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ unexpired D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan shall not discharge, impair or otherwise modify any advancement, indemnity or other obligations of the D&O Liability Insurance Policies.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any of the D&O Liability Insurance Policies with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled from the applicable insurers to the full benefits of any such policy for the full term of such policy regardless of whether such directors and officers remain in such positions after the Effective Date.

(c)       Certain Indemnification Obligations

Each Indemnification Obligation to a director, officer, manager or employee who was employed by any of the Debtors in such capacity on the Effective Date (including, for the avoidance of doubt, the members of the board of directors, board of managers or equivalent body of each Debtor as of immediately prior to the Effective Date) shall be deemed assumed effective as of the Effective Date. Each Indemnification Obligation that is deemed assumed pursuant to the Plan shall (i) remain in full force and effect, (ii) not be modified, reduced, discharged, impaired or otherwise affected in any way, (iii) be deemed and treated as an executory contract pursuant to sections 365 and 1123 of the Bankruptcy Code regardless of whether or not Proofs of Claim have been filed with respect to such obligations and (iv) survive Unimpaired and unaffected irrespective of whether such indemnification is owed for an act or event occurring before, on or after the Petition Date.

(d)       Employee Benefits

As of the Effective Date, unless specifically listed on Schedule 9.2(a) or 9.2(b) or rejected or otherwise addressed by an order of the Bankruptcy Court (including, without limitation, by virtue of the Debtors having been granted the authority to terminate any such plan, policy, program or agreement or the Bankruptcy Court determining that the Debtors cannot successfully reorganize absent such termination), the Debtors and the Reorganized Debtors may (but have no obligation to) honor, in the ordinary course of business, the Debtors’ written contracts, agreements, policies, programs and plans for, among other things, compensation, reimbursement, healthcare benefits, disability benefits, deferred compensation benefits, travel benefits (including retiree travel benefits), vacation and sick leave benefits, savings, severance benefits, retirement benefits, welfare benefits, relocation programs, life insurance and accidental death and dismemberment insurance, including written contracts, agreements, policies, programs and plans for incentive compensation for the directors, officers and employees of any of the Debtors who served in such capacity at any time, including, for the avoidance of doubt, (i) that certain Second Amended and Restated Executive Change in Control and Severance Plan, and any documents related thereto (as amended, restated, supplemented or modified from time to time, collectively, the “Severance Plan”), approved by the Board on September 26, 2016 and (ii) Bonanza Creek’s 2016 Short Term Incentive Program (the “STIP”), in each case in accordance with and as contemplated by the Restructuring Support Agreement. In addition, upon the Effective Date, all awards authorized by the Board under the STIP that have not been paid prior to the Effective Date shall be paid to the applicable award recipients, and with respect to awards granted prior to the Petition Date under Bonanza Creek’s Amended and Restated 2011 Long Term Incentive Plan, effective June 4, 2015 (the “LTIP”), all shares that would have vested and been distributed, according the terms of such awards, at any time during the period from the Petition Date through the Effective Date, shall be deemed to have been distributed immediately prior to the Effective Date and be Existing Equity Interests under the Plan; provided that, for the avoidance of doubt, nothing in this Plan shall have the effect of accelerating payments under the STIP or the vesting or distribution of shares under the LTIP. To the extent that the above-listed contracts, agreements, policies, programs and plans are executory contracts, pursuant to sections 365 and 1123 of the Bankruptcy Code, unless a Treatment Objection is timely filed and properly served, each of them will be deemed assumed (as modified or terminated) as of the Effective Date with a Cure of zero dollars. However, notwithstanding anything else herein, the assumed plans shall be subject to modification in accordance with the terms thereof at the discretion of the Reorganized Debtors.

With respect to the Severance Plan and each employee offer letter, contract, or agreement related thereto to which any Debtor is a party (collectively, the “Employment Agreements”) and without in any way modifying or limiting the Debtors’ rights and remedies thereunder, upon the Effective Date the Severance Plan shall be deemed to be amended where applicable to provide and clarify that the consummation of the Restructuring Transactions and any associated organizational changes shall not constitute a “Change in Control,” be considered a “Good Reason” event, or serve as a basis to trigger any rights or benefits under the Severance Plan.  For the avoidance of doubt, any amendments to the Severance Plan and/or waivers related to any Employment Agreement described in this Section 9.3(d) shall amend the Severance Plan or waive rights under the Employment Agreements only as expressly provided herein and all other terms of the Severance Plan and Employment Agreement shall remain in full force and effect.  The New Board may, at any time, amend the Severance Plan in any manner other than to impair vesting (including accelerated vesting) of the Emergence Grants.

Section 9.4. Assumption and Rejection Procedures and Resolution of Treatment Objections

(a)       Proposed Assumptions

(i)       As to any executory contract or unexpired lease to be assumed pursuant to any provision of the Plan or any Notice of Intent to Assume or Reject, unless an Assumption Party files and properly serves a Treatment Objection by the Treatment Objection Deadline, such executory contract or unexpired lease shall be deemed assumed and, if applicable, assigned as of the applicable Assumption Effective Date proposed by the Debtors or Reorganized Debtors, without any further notice to or action by the Bankruptcy Court, and any obligation the Debtors or Reorganized Debtors may have to such Assumption Party with respect to such executory contract or unexpired lease under section 365(b) of the Bankruptcy Code shall be deemed fully satisfied by the Proposed Cure, if any, which shall be the Cure.

(ii)       Any objection to the assumption or assignment of an executory contract or unexpired lease that is not timely filed and properly served shall be denied automatically and with prejudice (without the need for any objection by the Debtors or the Reorganized Debtors and without any further notice to or action, order or approval by the Bankruptcy Court), and any Claim relating to such assumption or assignment shall be forever barred from assertion and shall not be enforceable against any Debtor or Reorganized Debtor or their respective Estates or properties without the need for any objection by the Debtors or the Reorganized Debtors and without any further notice to or action, order or approval by the Bankruptcy Court, and any obligation the Debtors or the Reorganized Debtors may have under section 365(b) of the Bankruptcy Code (over and above any Proposed Cure) shall be deemed fully satisfied, released and discharged.

(b)       Proposed Rejections

(i)       As to any executory contract or unexpired lease to be rejected pursuant to any provision of the Plan or any Notice of Intent to Assume or Reject, unless a Rejection Party files and properly serves a Treatment Objection by the Treatment Objection Deadline, such executory contract or unexpired lease shall be deemed rejected as of the Rejection Effective Date proposed by the Debtors or Reorganized Debtors without any further notice to or action by the Bankruptcy Court.

(ii)       Any objection to the rejection of an executory contract or unexpired lease that is not timely filed and properly served shall be deemed denied automatically and with prejudice (without the need for any objection by the Debtors or the Reorganized Debtors and without any further notice to or action, order or approval by the Bankruptcy Court).

(c)       Resolution of Treatment Objections

(i)       On and after the Effective Date, the Reorganized Debtors may, in their sole discretion, settle Treatment Objections without any further notice to or action by the Bankruptcy Court or any other party (including by paying any agreed Cure amounts).

(ii)       For each executory contract or unexpired lease as to which a Treatment Objection is timely filed and properly served and that is not otherwise resolved by the parties after a reasonable period of time, the Debtors, in consultation with the Bankruptcy Court, shall schedule a hearing on such Treatment Objection and provide at least 21 calendar days’ notice of such hearing to the relevant Assumption Party or Rejection Party. Unless the Bankruptcy Court expressly orders or the parties agree otherwise, any assumption or rejection approved by the Bankruptcy Court notwithstanding a Treatment Objection shall be effective as of the Assumption Effective Date or Rejection Effective Date originally proposed by the Debtors or specified in the Plan.

(iii)       Any Cure shall be paid as soon as reasonably practicable following the entry of a Final Order resolving an assumption dispute and/or approving an assumption (and, if applicable, assignment), unless the Debtors or Reorganized Debtors file a Notice of Intent to Assume or Reject under Section 9.4(d).

(iv)       No Cure shall be allowed for a penalty rate or default rate of interest, each to the extent not proper under the Bankruptcy Code or applicable law.

(d)       Reservation of Rights

If a Treatment Objection is filed regarding any executory contract or unexpired lease sought to be assumed or rejected by any of the Debtors or Reorganized Debtors, the Debtors or Reorganized Debtors reserve the right (i) to seek to assume or reject such agreement at any time before the assumption, rejection or assignment of, or Cure for, such agreement is determined by Final Order and (ii) to the extent a Final Order is entered resolving a dispute as to Cure or the permissibility of assignment (but not approving the assumption of the executory contract or unexpired lease sought to be assumed), to seek to reject such agreement within 14 calendar days after the date of such Final Order, in each case by filing with the Bankruptcy Court and serving upon the applicable Assumption Party or Rejection Party, as the case may be, a Notice of Intent to Assume or Reject.

Section 9.5. Rejection Claims

Any Rejection Claim must be filed with the Solicitation and Claims Agent by the Rejection Bar Date. Any Rejection Claim for which a Proof of Claim is not properly filed and served by the Rejection Bar Date shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors or their respective Estates or properties. The Debtors or the Reorganized Debtors may contest any Rejection Claim in accordance with Section 8.1 of the Plan. Any Allowed Rejection Claim against a Debtor shall be classified as a General Unsecured Claim against such Debtor.

Section 9.6. Assignment

To the extent provided under the Bankruptcy Code or other applicable law, any executory contract or unexpired lease transferred and assigned pursuant to the Plan shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such executory contract or unexpired lease (including those of the type described in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts or conditions such transfer or assignment. To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment constitutes an unenforceable anti-assignment provision and is void and of no force or effect. Any assignment by the Reorganized Debtors of an executory contract or unexpired lease after the Effective Date shall be governed by the terms of the executory contract or unexpired lease and applicable non-bankruptcy law.

Section 9.7. Approval of Assumption, Rejection, Retention or Assignment of Executory Contracts and Unexpired Leases

(a)       Entry of the Confirmation Order by the Bankruptcy Court shall, subject to the occurrence of the Effective Date, constitute approval of the rejections, retentions, assumptions and/or assignments contemplated by the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease that is assumed (and/or assigned) pursuant to the Plan, shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms as of the applicable Assumption Effective Date, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing or providing for its assumption (and/or assignment) or applicable federal law.

(b)       The provisions (if any) of each executory contract or unexpired lease assumed and/or assigned pursuant to the Plan that are or may be in default shall be deemed satisfied in full by the Cure, or by an agreed-upon waiver of the Cure. Upon payment in full of the Cure, any and all Proofs of Claim based upon an executory contract or unexpired lease that has been assumed in the Chapter 11 Cases or under the terms of the Plan shall be deemed Disallowed and expunged with no further action required of any party or order of the Bankruptcy Court.

(c)       Confirmation of the Plan and consummation of the Restructuring Transactions shall not constitute a “change of control” or trigger any similar provision under any executory contract or unexpired lease assumed by the Debtors on or prior to the Effective Date, including the Severance Plan and Employment Agreements.

Section 9.8. Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided by the Plan or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed, whether or not such executory contract or unexpired lease relates to the use, acquisition or occupancy of real property, shall include (i) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights or remedies related to such premises, unless any of the foregoing agreements has been or is rejected pursuant to an order of the Bankruptcy Court or is otherwise rejected as part of the Plan.

Modifications, amendments, supplements and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases and actions taken in accordance therewith (i) do not alter in any way the prepetition nature of the executory contracts and unexpired leases, or the validity, priority or amount of any Claims against the Debtors that may arise under the same, (ii) are not and do not create postpetition contracts or leases, (iii) do not elevate to administrative expense priority any Claims of the counterparties to the executory contracts and unexpired leases against any of the Debtors and (iv) do not entitle any Entity to a Claim under any section of the Bankruptcy Code on account of the difference between the terms of any prepetition executory contracts or unexpired leases and subsequent modifications, amendments, supplements or restatements.

Article 10
Provisions Regarding Governance of the Reorganized Debtors

Section 10.1. Organizational Action

(a)       On and after the Effective Date, the adoption, filing, approval and ratification, as necessary, of all limited liability company, corporate or related actions contemplated hereby for each of the Reorganized Debtors, including the Restructuring Transactions, shall be deemed authorized and approved in all respects. Without limiting the foregoing, such actions may include: (i) the adoption and filing of an amendment to the New Certificate of Incorporation, (ii) the adoption of the New Bylaws, (iii) the adoption and filing of the Reorganized Subsidiary Debtors’ Certificates of Formation and Operating Agreements, as applicable, (iv) the election or appointment, as the case may be, of directors, officers, managers or managing members for the Reorganized Debtors, (v) the issuance of the New Equity Securities, (vi) the Restructuring Transactions to be effectuated pursuant to the Plan and (vii) the qualification of any Reorganized Debtors as foreign corporations if and wherever the conduct of business by such entities requires such qualifications.

(b)       All matters provided for herein involving the organizational structure of any Debtor or any Reorganized Debtor, or any limited liability company or corporate action required by any Debtor or any Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of such Debtor or Reorganized Debtor or by any other stakeholder.

(c)       On and after the Effective Date, the appropriate officers of each Reorganized Debtor and members of the board of directors, board of managers or equivalent body of each

Reorganized Debtor are authorized and directed to issue, execute, deliver, file and record any and all agreements, documents, securities, deeds, bills of sale, conveyances, releases and instruments contemplated by the Plan in the name of and on behalf of such Reorganized Debtor and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Section 10.2. Organizational Documents

(a)       The New Certificate of Incorporation and the New Bylaws shall be amended or deemed amended as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code including, among other purposes, to authorize the New Equity Securities and to prohibit the issuance of nonvoting equity securities. After the Effective Date, the Reorganized Debtors may amend and restate their certificates of incorporation, limited liability company agreements, or other analogous organizational documents, as applicable, as permitted by applicable law.

(b)       Subject to the Restructuring Transactions, the Reorganized Subsidiary Debtors’ organizational documents in effect before the Effective Date shall remain in effect after the Effective Date. After the Effective Date, any of the Reorganized Debtors may file amended and restated certificates of incorporation (or other formation documents, if applicable) with the Secretary of State in any appropriate jurisdiction.

Section 10.3. Directors and Officers of the Reorganized Debtors

(a)       Subject to the Restructuring Transactions, on the Effective Date, the management, control and operation of each Reorganized Debtor shall become the general responsibility of the board of directors, members or managing members, as applicable, of such Reorganized Debtor or other governing body as provided in the applicable governing documents.

(b)       On the Effective Date, the term of the members of the Board shall expire and such members shall be replaced by the New Board. The New Board will initially consist of seven (7) members: (i) the Chief Executive Officer of Reorganized Bonanza Creek; (ii) one (1) director selected by the largest holder by amount of Notes Claims, (iii) one (1) director selected by the second largest holder by amount of Notes Claims and (iv) four (4) independent directors selected by the Ad Hoc Group Steering Committee, in consultation with the Debtors. The New Board shall include a sufficient number of independent directors to allow compliance with New York Stock Exchange rules regarding committee composition. Members of the New Board shall serve one (1) year terms. The classification and composition of the New Board shall be consistent with the New Certificate of Incorporation and the New Bylaws. In the Plan Supplement, to the extent known, the Debtors will disclose pursuant to section 1129(a)(5) of the Bankruptcy Code the identity and affiliations of the Persons proposed to serve on the New Board. The New Board members shall serve from and after the Effective Date in accordance with applicable non-bankruptcy law and the terms of the New Certificate of Incorporation and the New Bylaws.

(c)       Subject to the Restructuring Transactions, and except as specified in the Plan Supplement, the managers, managing members and members of the boards of directors, as applicable, of the Subsidiary Debtors before the Effective Date shall continue to serve in their current capacities as of the Effective Date. The classification and composition of the managers, managing members and members of the boards of directors, as applicable, of the Reorganized Subsidiary Debtors shall be consistent with the Reorganized Subsidiary Debtors’ Certificates of Formation and Operating Agreements, as applicable. Each such director, manager or managing member, as applicable, shall serve from and after the Effective Date in accordance with applicable non-bankruptcy law and the terms of the relevant Reorganized Debtor’s constituent documents.

(d)       Subject to the Restructuring Transactions and any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, and except as otherwise specified in the Plan Supplement, the principal officers of each Debtor immediately before the Effective Date will be the officers of the corresponding Reorganized Debtor as of the Effective Date. Each such officer shall serve from and after the Effective Date in accordance with applicable non-bankruptcy law and the terms of such Reorganized Debtor’s constituent documents.

Article 11
Effect of Confirmation

Section 11.1. Vesting of Assets

Except as otherwise provided in the Plan, the Exit RBL Facility Documents, or in any contract, instrument, release or other agreement or document created pursuant to the Plan or in the Confirmation Order, upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property (including all interests, rights and privileges related thereto) of each of the Debtors shall vest in each of the respective Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges and other interests. All Liens, Claims, encumbrances, charges and other interests shall be deemed fully released and discharged as of the Effective Date, except as otherwise provided in the Plan or the Confirmation Order. Except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and settle and compromise Claims and Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Local Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code with respect to the Debtors.

Section 11.2. Release of Liens

Except as otherwise provided in the Plan, the Exit RBL Credit Facility, or in any contract, instrument, release or other agreement or document created pursuant to the Plan or the Confirmation Order, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim (except any RBL Credit Facility Secured Claim), satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released, settled, discharged and compromised, and all rights, titles and interests of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall revert to the Reorganized Debtors and their successors and assigns. The Reorganized Debtors shall be authorized to file any necessary or desirable documents to evidence such release in the name of the party secured by such pre-Effective Date mortgages, deeds of trust, Liens, pledges or other security interests.

Section 11.3. Releases and Discharges

The releases and discharges of Claims and Causes of Action described in the Plan, including releases by the Debtors and by holders of Claims, constitute good-faith compromises and settlements of the matters covered thereby and are consensual. Such compromises and settlements are made in exchange for consideration and are in the best interest of holders of Claims, are fair, equitable, reasonable and are integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release, indemnification and exculpation provisions set forth in the Plan (i) is within the jurisdiction of the Bankruptcy Court under sections 1334(a), 1334(b) and 1334(e) of title 28 of the United States Code, (ii) is an essential means of implementing the Plan, (iii) is an integral and non-severable element of the transactions incorporated into the Plan, (iv) confers a material benefit on, and is in the best interests of, the Debtors, their Estates and their Creditors, (v) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties-in-interest in the Chapter 11 Cases with respect to the Debtors, (vi) is fair, equitable and reasonable and in exchange for good and valuable consideration and (vii) is consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code.

Section 11.4. Discharge and Injunction

(a)       Except as otherwise specifically provided in the Plan or the Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made hereunder shall discharge all existing debts of, and Claims against, the Debtors and shall terminate all Interests in the Debtors, as well as all interests of any kind, nature or description whatsoever in or against any of the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as otherwise specifically provided in the Plan or the Confirmation Order, upon the Effective Date, all existing Claims against the Debtors and Interests in the Debtors shall be, and shall be deemed to be, discharged and terminated, and all holders of such Claims and Interests (and all representatives, trustees or agents on behalf of each holder) shall be precluded and enjoined from asserting against the Reorganized Debtors, their successors or assignees, or any of their assets or properties, any other or further Claim or Interest based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not the facts or legal bases therefore were known or existed prior to the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims against, liabilities of and Interests in the Debtors, subject to the occurrence of the Effective Date. Notwithstanding anything to the contrary in this Plan or the Confirmation Order, until an Unsecured Trade Claim is paid in full, such Unsecured Trade Claim shall not be discharged and terminated.

(b)       Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise specifically provided in the Plan or the Confirmation Order, each holder (as well as any representatives, trustees or agents on behalf of each holder) of a Claim or

Interest and any Affiliate of such holder shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Persons and Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against, or terminated Interest in, the Debtors.

(c)       Except as otherwise specifically provided in the Plan or the Confirmation Order, all Persons or Entities who have held, hold or may hold Claims or Interests that arose prior to the Effective Date and all other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, representatives and Affiliates, are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim (including, without limitation, a Section 510(b) Claim) against or Interest in the Debtors, the Reorganized Debtors or property of any Debtors or Reorganized Debtors, other than to enforce any right to a distribution pursuant to the Plan, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors, the Reorganized Debtors or property of any Debtors or Reorganized Debtors, other than to enforce any right to a distribution pursuant to the Plan, (iii) creating, perfecting or enforcing any Lien or encumbrance of any kind against the Debtors or Reorganized Debtors or against the property or interests in property of the Debtors or Reorganized Debtors other than to enforce any right to a distribution pursuant to the Plan or (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or Reorganized Debtors or against the property or interests in property of the Debtors or Reorganized Debtors, with respect to any such Claim or Interest. Such injunction shall extend to any successors or assignees of the Debtors and Reorganized Debtors and their respective properties and interest in properties.

Section 11.5. Term of Injunction or Stays

Unless otherwise provided herein, any injunction or stay arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code or otherwise that is in existence on the Confirmation Date shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

Section 11.6. Exculpation

Pursuant to the Plan, and except as otherwise specifically provided in the Plan or the Confirmation Order, none of the Exculpated Parties shall have or incur any liability to any holder of a Claim, Cause of Action or Interest for any act or omission in connection with, related to or arising out of, the Chapter 11 Cases, the negotiation of any settlement or agreement, contract, instrument, release or document created or entered into in connection with the Plan or in the Chapter 11 Cases (including the Plan Supplement and the Restructuring Support Agreement and, in each case, any documents related thereto), the pursuit of confirmation of the Plan, the consummation of the Plan, the preparation and distribution of the Disclosure Statement, the offer, issuance and distribution of any securities issued or to be issued under or in connection with the Plan, any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors or the administration of the Plan or the property to be distributed under the Plan, except for any act or omission that is determined in a Final Order to have constituted willful misconduct (including, without limitation, actual fraud) or gross negligence. Each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan.

Section 11.7. Release by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan (including Section 11.11 of the Plan) or the Confirmation Order, on and after the Effective Date, for good and valuable consideration, including their cooperation and contributions to the Chapter 11 Cases, the Released Parties shall be deemed released and discharged by the Debtors, the Reorganized Debtors and their Estates from any and all Claims, obligations, debts, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, asserted or unasserted, existing or hereinafter arising, in law, equity or otherwise, whether for tort, fraud, contract, violations of federal or state laws or otherwise, including Avoidance Actions, those Causes of Action based on veil piercing or alter-ego theories of liability, contribution, indemnification, joint liability or otherwise that the Debtors, the Reorganized Debtors, their Estates or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity or that any holder of a Claim or Interest or other Entity would have been legally entitled to assert derivatively for or on behalf of the Debtors, their Estates or the Reorganized Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party excluding any assumed executory contract or lease, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Support Agreement, the Loan Documents (as defined in the Exit RBL Facility Documents), the Exit RBL Facility Documents, the Backstop Agreement, the Rights Offering Procedures, the Management Incentive Plan, the New Equity Securities, or, in each case, related agreements, instruments or other documents, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a Final Order to have constituted willful misconduct, actual fraud or gross negligence; provided, that if any Released Party directly or indirectly brings or asserts any Claim or Cause of Action that has been released or is contemplated to be released pursuant to the Plan in any way arising out of or related to any document or transaction that was in existence prior to the Effective Date against any other Released Party, and such Released Party does not abandon such Claim or Cause of Action upon request, then the release set forth in this Section 11.7 shall automatically and retroactively be null and void ab initio with respect to the Released Party bringing or asserting such Claim or Cause of Action; provided further that the immediately preceding proviso shall not apply to (i) any action by a Released Party in the Bankruptcy Court (or any other court determined to have competent jurisdiction), including any appeal therefrom, to prosecute the amount, priority or secured status of any prepetition or ordinary course administrative Claim against the Debtors or (ii) any release or indemnification provided for in any settlement or granted under any other court order, provided that, in the case of (i) through (ii), the Debtors shall retain all defenses related to any such action.

Section 11.8. Voluntary Releases by the Holders of Claims and Interests

Except as otherwise specifically provided in the Plan or the Confirmation Order, on and after the Effective Date, for good and valuable consideration, in each case excluding the Excluded Parties, (i) the RBL Agent; (ii) the RBL Lenders; (iii) holders of Notes Claims; (iv) the Indenture Trustees; (v) NGL; (vi) NGL Energy Partners LP; (vii) the Equity Commitment Parties; (viii) holders of Claims and Interests; and (ix) as to each of the foregoing Entities in clauses (i) through (viii), each such Entity’s predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, and their current and former officers, directors, managers, partners, principals, shareholders, members, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other Professionals (in each case as to the foregoing Entities in clauses (i) through (viii), solely in their capacity as such) (collectively, the “Releasing Parties”) shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Released Parties from any and all Claims, interests, obligations, debts, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, asserted or unasserted, existing or hereinafter arising, in law, equity or otherwise, whether for tort, fraud, contract, violations of federal or state laws or otherwise, including Avoidance Actions, those Causes of Action based on veil piercing or alter-ego theories of liability, contribution, indemnification, joint liability or otherwise that such Releasing Party would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the Estates, the restructuring, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Releasing Party excluding any assumed executory contract or lease, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Restructuring Support Agreement, the Plan Supplement, the Exit RBL Facility Documents, the Management Incentive Plan, the Backstop Agreement, the Rights Offering Procedures, the New Equity Securities, or, in each case, related agreements, instruments or other documents, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a Final Order to have constituted willful misconduct (including, without limitation, actual fraud) or gross negligence; provided that any holder of a Claim or Interest that elects to opt out of the releases contained in this

Section 11.8 shall not receive the benefit of the releases set forth in this Section 11.8 (even if for any reason otherwise entitled).

Section 11.9. Injunction

Except as otherwise specifically provided in the Plan or the Confirmation Order, all Persons and Entities who have held, hold or may hold Claims, interests, Causes of Action, Interests or liabilities that: (i) are subject to compromise and settlement pursuant to the terms of the Plan; (ii) have been released pursuant to Section 11.7 hereof; (iii) have been released pursuant to Section 11.8 hereof; (iv) are subject to exculpation pursuant to Section 11.6 hereof, including exculpated claims (but only to the extent of the exculpation provided in Section 11.6 hereof); or (v) are otherwise stayed or terminated pursuant to the terms of the Plan, are permanently enjoined and precluded, from and after the Effective Date, from: (A) commencing or continuing in any manner any action or other proceeding of any kind, whether directly, derivatively or otherwise, including on account of any claims, interests, Causes of Action or liabilities that have been compromised or settled against any Released Party or any Exculpated Party (or the property or estate of any Released Party or any Exculpated Party) on account of or in connection with or with respect to any released, settled, compromised, or exculpated Claims, interests, Causes of Action or liabilities; (B) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against any Released Party or any Exculpated Party or its property on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, interests, Causes of Action, or liabilities; (C) creating, perfecting or enforcing any Lien, Claim, or encumbrance of any kind against any Released Party or any Exculpated Party or its property on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, interests, Causes of Action, or liabilities; (D) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from any Released Party or any Exculpated Party or its property on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, interests, Causes of Action or liabilities (unless such holder has filed a timely Proof of Claim with the Bankruptcy Court preserving the right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise); and (E) commencing or continuing in any manner any action or other proceeding of any kind against any Released Party or any Exculpated Party or its property on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, interests, Causes of Action, or liabilities released, settled or compromised pursuant to the Plan; provided that nothing contained herein shall preclude a Person or Entity from obtaining benefits directly and expressly provided to such Person or Entity pursuant to the terms of the Plan; provided, further, that nothing contained herein shall be construed to prevent any Person or Entity from defending against claims objections or collection actions whether by asserting a right of setoff or otherwise to the extent permitted by law.

Section 11.10. Setoff and Recoupment

The Debtors and the Reorganized Debtors may, but shall not be required to, set off or recoup against any Claim and any Cash distribution to be made on account of such Claim, any and all Claims, rights and Causes of Action of any nature that the Debtors may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable non-bankruptcy law; provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim shall constitute a waiver, abandonment or release by the Debtors or the Reorganized Debtors of any such Claims, rights and Causes of Action that the Debtors or the Reorganized Debtors may have against the holder of such Claim.

Section 11.11. Preservation of Causes of Action

(a)       Except as expressly provided in this Article 11 or the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action that the Debtors, the Reorganized Debtors or the Estates may have or that the Reorganized Debtors may choose to assert on behalf of their respective Estates under any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including, without limitation, (i) any and all Causes of Action or Claims against any Person or Entity, to the extent such Person or Entity asserts a crossclaim, counterclaim and/or claim for setoff that seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors or representatives or (ii) the turnover of any property of the Estates to the Debtors.

(b)       Except as set forth in this Article 11 or the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action that the Debtors had immediately prior to the Petition Date or the Effective Date against or regarding any Claim left Unimpaired by the Plan. The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such rights and Causes of Action as fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

(c)       Except as set forth in this Article 11 or the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to release any post-Effective Date obligations of any party under the Plan, or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Section 11.12. Compromise and Settlement of Claims and Controversies

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise of all Claims, Causes of Action and controversies relating to the contractual, legal and subordination rights that a holder of an Allowed Claim or Interest that has entered into a settlement with the Debtors may have against any Debtor, or any distribution to be made on account of such an Allowed Claim. Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the benefits provided under the Plan and as a mechanism to effect a fair distribution of value to the Debtors’ constituencies, except as set forth in the Plan, the provisions of the Plan shall also constitute a good-faith compromise of all Claims, Causes of Action and controversies by any Debtor against any other Debtor. In each case, the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, their Estates and the holders of such Claims and is fair, equitable and reasonable. In accordance with the provisions of the Plan, pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice or action, order or approval of the Bankruptcy Court, the Debtors may compromise and settle Claims against them and Causes of Action against other Entities and after the Effective Date, such right shall pass to the Reorganized Debtors.

Article 12
Conditions Precedent to Confirmation and Effectiveness of the Plan

Section 12.1. Conditions to Confirmation

Confirmation of the Plan will not occur unless each of the following conditions has been satisfied or waived in accordance with Section 12.3 of the Plan:

(a)       The Confirmation Order shall be entered; and

(b)       The Plan Supplement and all of the schedules, documents and exhibits contained therein shall have been filed.

Section 12.2. Conditions to Effectiveness

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied on or prior to the Effective Date or waived in accordance with Section 12.3 of the Plan:

(a)       The Confirmation Order shall have been entered and shall not be subject to a stay nor have been rescinded, vacated or reversed on appeal;

(b)       The Restructuring Support Agreement shall not have been terminated by any of the parties thereto and, whether or not the Restructuring Support Agreement has been terminated, no event giving rise to a termination event thereunder shall have occurred and be continuing;

(c)       The Equity Commitment Settlement Agreement shall not have been terminated by the Equity Commitment Parties pursuant to the terms of the Equity Commitment Settlement Agreement;

(d)       The conditions to the obligations of the Backstop Parties and the Debtors under the Backstop Agreement shall have been satisfied or waived in accordance with the terms of the Backstop Agreement (other than the condition that the Effective Date shall have occurred), and the Backstop Agreement shall be in full force and effect and binding on all parties thereto;

(e)       The Rights Offering shall have been consummated in all material respects in accordance with Rights Offering Procedures and the Backstop Agreement, and no event giving rise to a termination event thereunder shall have occurred and be continuing;

(f)       The Debtors shall have tendered a Commitment Agreement executed by the Debtors and in substantially the form attached as an exhibit to the Equity Commitment Settlement Agreement to each Equity Commitment Party;

(g)       The Debtors shall have implemented the Restructuring Transactions and all transactions contemplated by this Plan and the RSA, in a manner consistent in all respects with the RSA and the Plan;

(h)       All reasonable and documented fees and expenses of the Supporting Noteholders and NGL payable under the Restructuring Support Agreement shall have been paid in full in cash in accordance with the terms of the Restructuring Support Agreement;

(i)       All invoiced fees and out-of-pocket expenses (in each instance, in summary form and with no detail required to be provided), up to an aggregate maximum amount of $3 million, have been paid to the AHEC Professionals (as such term is defined by the Equity Commitment Settlement Agreement);

(j)       All documents and agreements necessary to implement the Plan, including the Plan Supplement, shall be in form and substance reasonably acceptable to the Required Supporting Noteholders and shall have been executed;

(k)       The New NGL Agreement shall be in form and substance reasonably acceptable to NGL and the Required Supporting Noteholders and shall have been executed;

(l)       Any amendments, modifications or supplements to the Plan that adversely affect the New NGL Agreement shall be in form and substance acceptable to NGL;

(m)       The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are necessary to implement the Plan and that are required by law, regulation or order; and

(n)       Each of the New Certificate of Incorporation, the New Bylaws, the Reorganized Subsidiary Debtors’ Certificates of Incorporation, the Reorganized Subsidiary Debtors’ Certificates of Formation, the Reorganized Subsidiary Debtors’ Operating Agreements, as applicable, will be in full force and effect as of the Effective Date.

Section 12.3. Waiver of Conditions to Confirmation or Effectiveness

The Debtors, with the prior written consent of the Required Supporting Noteholders, may waive any of the conditions set forth in Section 12.1 or Section 12.2 (excluding 12.2(c), (f) and (i) which shall require the prior written consent of the Equity Commitment Parties) hereof at any time, without any notice to other parties-in-interest or the Bankruptcy Court and without any formal action other than proceeding to confirm and/or consummate the Plan. The failure to satisfy any condition before the Confirmation Date or the Effective Date may be asserted by the Debtors as a reason not to seek Confirmation or declare an Effective Date, regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors, in their sole discretion). The failure of the Debtors or the Required Supporting Noteholders to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

Article 13
Modification, Revocation or Withdrawal of the Plan

Section 13.1. Plan Modifications

(a)       Subject to certain restrictions and requirements set forth in section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, and those restrictions on modifications set forth in the Plan, the Debtors may alter, amend or modify the Plan, including the Plan Supplement, without additional disclosure pursuant to section 1125 of the Bankruptcy Code prior to the Confirmation Date, provided that any such alteration, amendment or modification shall be reasonably acceptable to the Required Supporting Noteholders and consistent with the Restructuring Support Agreement and shall not be adverse to the Equity Commitment Parties. After the Confirmation Date and before substantial consummation of the Plan, the Debtors may institute proceedings in the Bankruptcy Court pursuant to section 1127(b) of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistencies in the Plan, including the Plan Supplement, the Disclosure Statement or the Confirmation Order relating to such matters as may be necessary to carry out the purposes and effects of the Plan.

(b)       After the Confirmation Date, but before the Effective Date, the Debtors, with the consent of the Required Supporting Noteholders, may make appropriate technical adjustments and modifications to the Plan, including the Plan Supplement, without further order or approval of the Bankruptcy Court; provided that such adjustments and modifications do not materially and adversely affect the treatment of holders of Claims or Interests.

Section 13.2. Revocation or Withdrawal of the Plan and Effects of Non-Occurrence of Confirmation or Effective Date

The Debtors, with the consent of the Required Supporting Noteholders for so long as the Restructuring Support Agreement has not been terminated in accordance with its terms, reserve the right to revoke, withdraw or delay consideration of the Plan before the Confirmation Date, either entirely or as to any one or more of the Debtors. If the Plan is revoked, withdrawn or delayed as to fewer than all of the Debtors, such revocation, withdrawal or delay shall not affect the enforceability of the Plan as it relates to the Debtors for which the Plan is not revoked, withdrawn or delayed. If the Debtors revoke or withdraw the Plan in its entirety or if the Confirmation Date or the Effective Date does not occur, then, absent further order of the Bankruptcy Court, (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise not previously approved by Final Order of the Bankruptcy Court embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases effected by the Plan and any document or agreement executed pursuant hereto, shall be deemed null and void and (iii) nothing contained in the Plan or Confirmation Order shall (A) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person or Entity, (B) prejudice in any manner the rights of such Debtors or any other Person or Entity (including, but not limited to, the application of res judicata or collateral estoppel) or (C) constitute an admission of any sort by the Debtors or any other Person or Entity.

If the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction over any request to extend the deadline for assuming or rejecting executory contracts or unexpired leases.

Article 14
Retention of Jurisdiction by the Bankruptcy Court

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction, to the fullest extent permissible under law, over all matters arising out of and related to the Chapter 11 Cases for, among other things, the following purposes:

(a)       To hear and determine all matters relating to the assumption or rejection of executory contracts or unexpired leases, including whether a contract or lease is or was executory or expired, and the allowance of Cure amounts and Claims resulting therefrom;

(b)       To hear and determine any motion, adversary proceeding, application, contested matter or other matter pending on the Effective Date;

(c)       To hear and determine all matters relating to the allowance, disallowance, liquidation, classification, priority or estimation of any Claim against any of the Debtors;

(d)       To ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

(e)       To hear and determine all applications for compensation and reimbursement of Professional Fee Claims;

(f)       To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(g)       To grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

(h)       To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing;

(i)       To issue injunctions, enter and implement other orders and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court;

(j)       To issue such orders as may be necessary to construe, enforce, implement, execute and consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

(k)       To enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

(l)       To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including the expedited determination of tax under section 505(b) of the Bankruptcy Code);

(m)       To hear and determine any other matters related to the Plan and not inconsistent with the Bankruptcy Code;

(n)       To determine any other matters that may arise in connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order, any of the Plan Documents or any other contract, instrument, release or other agreement or document related to the Plan, the Disclosure Statement or the Plan Supplement; provided that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court and any disputes concerning documents contained in the Plan Supplement shall be governed in accordance with the provisions of such documents;

(o)       To recover all assets of the Debtors and property of the Debtors’ Estates, which shall be for the benefit of the Reorganized Debtors, wherever located;

(p)       To hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge;

(q)       To hear and determine any rights, Claims or Causes of Action held by or accruing to the Debtors or the Reorganized Debtors pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory;

(r)       To enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases with respect to any Person or Entity;

(s)       To hear any other matter not inconsistent with the Bankruptcy Code; and

(t)       To enter a final decree closing the Chapter 11 Cases.

Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have jurisdiction to hear and determine disputes concerning Claims against the Debtors that arose prior to the Effective Date.

Article 15
Miscellaneous

Section 15.1. Exemption from Transfer Taxes and Recording Fees

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, Transfer or exchange of notes or equity securities under the Plan, the creation, the filing or recording of any mortgage, deed of trust or other security interest, the making, assignment, filing or recording of any lease or sublease, the transfer of title to or ownership of any of the Debtors’ interests in any property, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, the Plan Documents, the New Equity Securities and any agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee or other similar tax or governmental assessment in the United States. The Confirmation Order shall direct the appropriate federal, state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Section 15.2. Expedited Tax Determination

The Reorganized Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for or on behalf of such Debtors or Reorganized Debtors for all taxable periods ending on or before the Effective Date.

Section 15.3. Payment of Statutory Fees

All fees payable pursuant to section 1930(a) of title 28 of the United States Code and/or section 3717 of title 31 of the United States Code, as determined by the Bankruptcy Court, shall be paid for each quarter (including any fraction thereof) by each and every Debtor until the earlier of the time that a particular case is converted, dismissed or closed.

Section 15.4. Plan Supplement

Draft forms of certain Plan Documents and certain other documents, agreements, instruments, schedules and exhibits specified in the Plan shall, where expressly so provided for in the Plan, be contained in the Plan Supplement and filed from time to time. Unless otherwise expressly provided in the Plan, the Debtors shall file the Plan Supplement five (5) days prior to the Voting Deadline and may alter, modify or amend any Plan Supplement document in accordance with Section 13.1 of the Plan.

Section 15.5. Claims against Other Debtors

Nothing in the Plan or the Disclosure Statement or any document or pleading filed in connection therewith shall constitute or be deemed to constitute an admission that any of the Debtors are subject to or liable for any Claim against any other Debtor.

Section 15.6. Substantial Consummation

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

Section 15.7. Section 1125 of the Bankruptcy Code

As of and subject to the occurrence of the Confirmation Date: (i) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125(a) and 1125(e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (ii) the Debtors and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan and, therefore, are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

Section 15.8. Nonseverability

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, which request shall be reasonably acceptable to the Required Supporting Noteholders, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such terms or provision shall then be applicable as altered or interpreted provided that any such alteration or interpretation shall be reasonably acceptable to the Debtors and the Required Supporting Noteholders and fully in compliance with the Restructuring Support Agreement. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors and Required Supporting Noteholders; and (c) non-severable and mutually dependent.

Section 15.9. Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules, the Local Rules or other federal law is applicable, or to the extent the Plan, an exhibit or a schedule hereto, a Plan Document or any settlement incorporated herein provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

Section 15.10. Binding Effect

The Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former holders of Claims against the Debtors or Interests in the Debtors and their respective heirs, executors, administrators, successors and assigns.

Section 15.11. Notices

To be effective, any notice, request or demand to or upon, as applicable, the Debtors, the RBL Agent or the Supporting Noteholders must be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually received and confirmed by the relevant party as follows:

If to the Debtors or the Reorganized Debtors:

Bonanza Creek, Inc.

410 17th Street, Suite 1400

Denver, Colorado

Attention:	Skip Marter (smarter@bonanzacrk.com)

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	Marshall S. Huebner (marshall.huebner@davispolk.com)

Brian M. Resnick (brian.resnick@davispolk.com)

Adam L. Shpeen (adam.shpeen@davispolk.com)

Telephone:	(212) 450-4000

Facsimile:	(212) 607-7983

-and-

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attention:	Mark C. Collins (collins@rlf.com)

Amanda R. Steele (steele@rlf.com)

Brendan J. Schlauch (schlauch@rlf.com)

Telephone:	(302) 651-7700

Facsimile:	(302) 651-7701

If to the Supporting Noteholders:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:	Edward Sassower, P.C. (edward.sassower@kirkland.com)

Telephone:	(212) 446-4733

Facsimile:	(212) 446-4900

-and-

300 North LaSalle

Chicago, Illinois 60654

Attention:	Steven N. Serajeddini (steven.serajeddini@kirkland.com)

Telephone:	(312) 862-2761

Facsimile:	(312) 862-2200

If to the RBL Agent:

Bracewell LLP

711 Louisiana Street Suite 2300

Houston, Texas 77002

Attention:	Trey Wood (trey.wood@bracewelllaw.com)

Dewey Gonsoulin (dewey.gonsoulin@bracewelllaw.com)

Telephone:	(713) 221-1110

Facsimile:	(713) 221-2121

Section 15.12. Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. Before the Effective Date, none of the filing of the Plan, any statement or provision contained herein or the taking of any action by the Debtors related to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors of any kind, including as to the holders of Claims or Interests or as to any treatment or classification of any contract or lease.

Section 15.13. Further Assurances

The Debtors, the Reorganized Debtors and all holders of Claims receiving distributions hereunder and all other parties in interest may and shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

Dated:	Denver, Colorado April 6, 2017

Respectfully submitted,

Bonanza Creek Energy, Inc. (for itself and on behalf of all Debtors)

By:	/s/ Richard Carty
	Name:	Richard Carty
	Title:	President and Chief Executive Officer

Schedule 9.2(a)

Executory Contracts and Unexpired Leases to Be Assumed

See Notice of Cure Amounts With Respect to Executory Contracts and Unexpired Leases To Be Assumed by the Debtors Pursuant to the Prepackaged Plan, filed on March 3, 2017 [D.I. 317]

Schedule 9.2(b)

Executory Contracts and Unexpired Leases to Be Rejected

See Notice of Executory Contracts and Unexpired Leases To Be Rejected
by the Debtors Pursuant to the Prepackaged Plan, filed on March 3, 2017 [D.I. 318]